Exhibit 99.1
SELECTED FINANCIAL DATA
     The selected data presented below under the captions Statement of Operations Data, Balance Sheet Data and Statement of Cash Flow Data for, and as of, the years ended December 31, 2006 and 2005 and for, and as of, the end of the period of May 27, 2004 through December 31, 2004, are derived from the consolidated financial statements of UGS Corp., which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The selected data presented below under the captions Statement of Operations Data, Balance Sheet Data and Statement of Cash Flow Data for the period of January 1, 2004 through May 26, 2004, and for, and as of, the years ended December 31, 2003 and 2002, are derived from the consolidated financial statements of UGS PLM Solutions Inc., which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements for the years ended December 31, 2006 and 2005, the period of May 27, 2004 through December 31, 2004, the period of January 1, 2004 through May 26, 2004, and the report thereon, are included elsewhere in this report.
     We completed the acquisition of UGS PLM Solutions Inc. as of May 27, 2004, and as a result of adjustments to the carrying value of assets and liabilities resulting from the acquisition, the financial position and results of operations for periods subsequent to the acquisition may not be comparable to those of our predecessor company. The consolidated statement of operations data for the year ended December 31, 2002, and the consolidated balance sheet data as of December 31, 2003 and 2002, were derived from UGS PLM Solution Inc.’s audited consolidated financial statements that are not included in this report. Historical results are not necessarily indicative of results to be expected for future periods.

	Successor			Successor	Predecessor
				Period of	Period of
				May 27,	January 1,
			Combined	2004	2004
	Year Ended	Year Ended	Through	through	through
	December 31,	December 31,	December 31,	December 31,	May 26,	Year Ended December 31,
	2006	2005	2004(5)	2004	2004	2003	2002
		As Restated(6)	As Restated(6)	As Restated(6)
	(Dollars in thousands)
Statement of Operations Data:
Revenue:
License	$379,183	$358,986	$314,146	$213,366	$100,780	$285,680	$280,450
Maintenance	541,127	504,189	400,622	237,610	163,012	389,551	363,905
Services and other(1)	298,437	291,446	263,214	169,203	94,011	221,915	216,147

Total revenue	1,218,747	1,154,621	977,982	620,179	357,803	897,146	860,502
Cost of revenue:
Total cost of revenue	465,856	442,758	376,138	242,999	133,139	297,504	283,354

Gross profit	752,891	711,863	601,844	377,180	224,664	599,642	577,148

Operating expenses:
Selling, general and administrative	457,940	420,873	363,099	226,282	136,817	316,426	319,138
Research and development	188,512	167,484	135,726	82,875	52,851	125,848	129,046
In-process research and development(2)	—	4,100	50,819	50,819	—	—	—
Restructuring (3)	(535)	1,774	—	—	—	4,427	—
Amortization of other Intangible assets	33,353	34,147	20,865	18,365	2,500	6,679	6,850

Total operating expenses	679,270	628,378	570,509	378,341	192,168	453,380	455,034

Operating income (loss)	73,621	83,485	31,335	(1,161)	32,496	146,262	122,114
Interest expense and amortization of deferred financing fees	(107,907)	(97,737)	(57,335)	(55,314)	(2,021)	(4,823)	(1,521)
Other income (expense), net	17,461	(17,671)	23,156	21,146	2,010	5,180	(963)

	Successor			Successor	Predecessor
				Period of	Period of
				May 27,	January 1,
			Combined	2004	2004
	Year Ended	Year Ended	Through	through	through
	December 31,	December 31,	December 31,	December 31,	May 26,	Year Ended December 31,
	2006	2005	2004(5)	2004	2004	2003	2002
		As Restated(6)	As Restated(6)	As Restated(6)
	(Dollars in thousands)
(Loss) income before income taxes	(16,825)	(31,923)	(2,844)	(35,329)	32,485	146,619	119,630
(Benefit) provision for income taxes	(7,714)	(21,899)	27,941	17,849	10,092	42,812	36,846

Net (loss) income	$(9,111)	$(10,024)	$(30,785)	$(53,178)	$22,393	$103,807	$82,784

	Successor			Predecessor
	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002
		As Restated(6)	As Restated(6)
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$61,509	$61,532	$58,400	$40,314	$29,946
Total assets	2,601,466	2,630,548	2,546,050	1,692,364	1,570,259
Long-term debt	1,155,220	1,212,046	1,049,623	—	—
Stockholder’s equity	947,176	922,323	957,560	1,432,737	1,320,887

	Successor			Successor	Predecessor
				Period of	Period of
				May 27,	January 1,
			Combined	2004	2004
	Year Ended	Year Ended	through	through	through
	December 31,	December 31,	December 31,	December 31,	May 26,	Year Ended December 31,
	2006	2005	2004(5)	2004	2004	2003	2002
		As Restated(6)	As Restated(6)	As Restated(6)
	(Dollars in thousand)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$135,995	$137,071	$182,658	$104,689	$77,969	$241,417	$161,693
Investing activities	(87,721)	(263,438)	(2,130,376)	(2,101,737)	(28,639)	(62,105)	(66,767)
Financing activities	(48,479)	133,514	1,961,618	2,022,604	(60,986)	(170,578)	(103,830)
Other Data:
EBITDA(4)	$299,007	$241,459	$176,318	$108,341	$67,977	$224,197	$183,604
Capital expenditures — excluding capitalized software	13,500	14,829	12,936	8,594	4,342	6,850	12,629
Capitalized software	65,623	69,775	60,067	35,314	24,753	51,877	54,288
Depreciation	17,133	14,889	14,265	7,967	6,298	19,152	24,402
Amortization included capitalized and acquired software	190,792	160,756	107,562	80,389	27,173	53,603	38,051

(1)	Other revenue consists primarily of revenue received from sales of hardware.

(2)	In-process research and development represents research projects where technological feasibility has not been established as of the date of an acquisition. For the period of May 27, 2004 through December 31, 2004, we recorded charges for the valuation of in-process research and development of $50.2 million in the acquisition of UGS PLM Solutions Inc. and $0.6 million in the acquisition of D-Cubed, Ltd. For 2005, we recorded charges for the valuation of in-process research and development of $4.1 million for the acquisition of Tecnomatix. These amounts were immediately expensed following the consummation of the acquisitions and appear in our results as a charge in operating expenses.

(3)	In 2003, we incurred restructuring costs of $4.4 million for severance charges and facilities consolidation in Europe related to a rationalization of our resources. In 2005, we acquired Tecnomatix and initiated restructuring activities designed to reduce the overall cost structure of the continuing organization. Costs expensed for workforce reductions as a result of the restructuring amounted to $1.8 million. In 2006, we reduced the accrual originally established with the acquisition of Tecnomatix by $0.5 million related to fewer work force reductions and lower separation payments to employees of UGS Corp. than originally estimated.

(4)	EBITDA is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides a key indicator of our ability to pay our debt. Further, we have included information concerning EBITDA because we use such information as a contributing component in determining compensation of our management and in our review of the performance of our business. EBITDA as presented herein is not necessarily comparable to similarly titled measures. EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles, or GAAP. EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income. Additionally, EBITDA is not intended to be a measure of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. The following is a reconciliation of our EBITDA to net cash provided by (used in) operating activities and net income (loss), the GAAP measures we believe to be most directly comparable to EBITDA:

	Successor			Successor	Predecessor
				Period of	Period of
				May 27,	January 1,
			Combined	2004	2004
	Year Ended	Year Ended	through	through	through
	December 31	December 31	December 31	December 31	May 26	Year Ended December 31,
	2006	2005	2004(5)	2004	2004	2003	2002
		As Restated(6)	As Restated(6)	As Restated(6)
	(Dollars in thousands)
Reconciliation of net cash provided by (used in) operating activities to net income (loss):
Net cash provided by operating activities	$135,995	$137,071	$182,658	$104,689	$77,969	$241,417	$161,693
Benefit for deferred income taxes	20,424	53,438	53,971	6,561	47,410	10,958	(18,469)
Depreciation and amortization	(207,925)	(175,645)	(121,827)	(88,356)	(33,471)	(72,755)	(62,453)
Amortization of deferred financing fees	(5,530)	(5,621)	(3,000)	(3,000)	—	—	—
In-process research and development	—	(4,100)	(50,819)	(50,819)	—	—	—
Stock-based compensation	(689)	(545)	—	—	—	—	—
Other	(3,544)	(1,934)	(1,834)	443	(2,277)	(2,628)	(8,595)
Unrealized loss (gain) on revaluation of foreign denominated assets and liabilities	36,027	(27,307)	26,300	28,662	(2,362)	(851)	631
Unrealized loss (gain) on foreign currency revaluation of derivative instruments	(12,017)	18,749	(15,175)	(15,175)	—	—	—
Changes in operating assets and liabilities	28,148	(4,130)	(101,059)	(36,183)	(64,876)	(72,334)	9,977

Net income (loss)	$(9,111)	$(10,024)	$(30,785)	$(53,178)	$22,393	$103,807	$82,784

	Successor			Successor	Predecessor
				Period of	Period of
				May 27,	January 1,
			Combined	2004	2004
	Year Ended	Year Ended	through	through	through
	December 31	December 31	December 31	December 31	May 26	Year Ended December 31,
	2006	2005	2004(5)	2004	2004	2003	2002
		As Restated(6)	As Restated(6)	As Restated(6)
	(Dollars in thousands)
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$(9,111)	$(10,024)	$(30,785)	$(53,178)	$22,393	$103,807	$82,784
Interest expense (income)	107,907	97,737	57,335	55,314	2,021	4,823	1,521
(Benefit) provision for income taxes	(7,714)	(21,899)	27,941	17,849	10,092	42,812	36,846
Depreciation and amortization	207,925	175,645	121,827	88,356	33,471	72,755	62,453

EBITDA	$299,007	$241,459	$176,318	$108,341	$67,977	$224,197	$183,604

(5)	Our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.

(6)	“Statement of Operations Data”, “Balance Sheet Data”, and “Statement of Cash Flow Data” have been restated for the year ended December 31, 2005 and the period of May 27, 2004 through December 31, 2004 as a result of matters discussed in Note 2 to the consolidated financial statements in the section of “Financial Statements and Supplementary Data”.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Summary
     We are a leading global provider of product lifecycle management (PLM) software and services that businesses around the world rely on to design, evaluate, manufacture and launch new products and to manage their product-related data throughout a product’s entire lifecycle. PLM is one of the major categories of enterprise software along with enterprise resource management, supply chain management and customer relationship management. PLM is the least mature of the major categories of markets in terms of customer penetration and is forecast to have the highest growth rate of all enterprise applications over the next four years. Based on data from a market research firm, 2005 industry wide sales of PLM software and services were approximately $10.5 billion. The average forecast by four leading industry analysts is that the PLM market is expected to grow at a compound annual growth rate of 8.5% through 2009. In 2006, we generated total revenues of $1.2 billion.
     PLM has become a mission-critical technology by which companies design, evaluate and launch new products and then manage all product-related data throughout the entire life cycle of the product, from concept to retirement. PLM allows all of the many people that create or need to use that data in their individual jobs as they perform their product design, engineering and manufacturing functions to have access to it across the company and over the many years that the product and its new versions are in the marketplace. It allows companies to use the product data they create for a series of further purposes across the enterprise, sharing that data with purchasing, sales, marketing and all other functions that have need to access that information. Our software and services enable our customers to reduce their development and manufacturing costs through the digital management of their innovation process, including the ability to collaborate digitally with their suppliers. We believe that today’s business focus both on revenue growth and on increasing profitability in a new, distributed, outsourced environment is fueling the momentum behind PLM software.
     PLM software encompasses both collaborative product development management (“cPDM”) applications and CAx applications. CAx includes computer aided design (“CAD”), computer aided engineering (“CAE”) and computer aided manufacturing (“CAM”) applications. CAx applications allow manufacturers to transform product sketches into digital representations, to digitally simulate performance and to design manufacturing processes. cPDM applications manage CAx and other product related data and share and control that data in real-time throughout the customer’s organization and with external suppliers, designers and engineers. Based on 2005 market data, we are the number one provider in the emerging cPDM market and the number two provider in the CAx market.
     Our typical customers use PLM software and services to develop and manufacture products with complex design requirements and include leaders in the automotive and transportation, aerospace and defense, consumer products, equipment and machinery, shipbuilding and high-tech electronics industries. Of the companies in the Global 500, over 300 are in our target industries and close to 60% of those companies are our customers. Our customer base is large and diversified across industry sectors and geographies. The automotive and transportation, aerospace and defense, high-tech and consumer products, and equipment and machinery industries accounted for 27%, 25%, 26% and 14%, respectively, of installed seats in 2006. In addition to commercial use, our applications also have a leading position in academic institutions where future designers and engineers are trained on our software. In 2006, we generated approximately 41.7% of our revenue in the Americas, 38.7% in Europe and 19.6% in Asia Pacific. We have in excess of 4 million licensed application and platform seats and over 46,000 accounts around the world. In 2006, no customer accounted for more than 7% of our revenue.
Restatement of Consolidated Financial Statements
     We have restated our previously reported consolidated financial statements for the year ended December, 31 2005 and for the period of May 27, 2004 through December 31, 2004 related to accounting for income taxes and goodwill. The determination to restate the consolidated financial statements was made by our management and Audit Committee on February 20, 2007 as a result of our identification of errors in such financial statements.

Basis of Presentation
     Our consolidated financial statements for the Predecessor period ended May 26, 2004 were prepared using our historical basis of accounting. As a result of the purchase of UGS PLM Solutions Inc. on May 27, 2004, a new basis of accounting began on May 27, 2004. We have prepared our discussion of the results of operations by comparing the year ended December 31, 2006 to the year ended December 31, 2005, and by comparing the year ended December 31, 2005 with the mathematical combination of the Successor and Predecessor periods in the year ended December 31, 2004. Although this presentation does not comply with generally accepted accounting principles (“GAAP”), we believe it provides a more meaningful method of comparison. The combined operating results may not reflect the actual results we would have achieved absent the adjustments for purchase accounting and may not be predictive of future results of operations.
Key Business Metrics
     Our business performance is directly impacted by our ability to generate software revenue through the sale of CAx and cPDM licenses to existing and new customers. CAx includes CAD, CAE and CAM applications. In conjunction with our initial license sale, we enter into maintenance contracts to provide telephone support and upgrades and enhancements to the software license on a when and if available basis. We may also sign services contracts to provide technical services as needed by customers in order to successfully install the PLM software in their organization. Following the initial maintenance term, our objective is to subsequently renew maintenance contracts. We actively manage our business with the goal of maximizing research and development and sales and marketing productivity. To that end, we carefully evaluate capital investments in research and development projects and sales and marketing initiatives. The following is a brief description of the major components of our financial performance and how we manage them.
Revenue
     We earn revenue from three primary sources: license, maintenance and services. For 2006, license accounted for 31.1% of total revenue, maintenance accounted for 44.4% and services accounted for 24.5%. License revenue is generated primarily by the sale of perpetual software licenses and, to a lesser extent, the sale of term-based licenses to existing and new customers, and includes both upfront seat purchases as well as follow-on purchases of additional seats or functionality. License sales are generally accompanied by maintenance contracts, which are priced based on a percentage of the license sale. These maintenance contracts provide for when-and-if available upgrades to our applications and technical support. Lastly, services revenue is primarily driven by license sales and includes technical services such as training and implementation to facilitate the efficient implementation and usage of our licenses.
     For 2006, approximately 55.1% of our total revenue was generated from CAx applications, while the remaining 44.9% was from cPDM. CAx licenses are usually shared at a single workstation, whereas cPDM licenses are usually specific to each end-user and are typically priced lower.
Cost of Revenue
     Our license revenue has high gross margins due to low product costs. Our maintenance revenue has high gross margins due to the fact that it requires limited dedicated resources and costs after the initial sale. Services revenue is labor intensive and usually customer- or industry-specific and consequently entails more direct costs than either license or maintenance revenue. The cost of license revenue includes packaging, distribution and third-party royalties; the cost of maintenance revenue is comprised of help desk and technical support and third-party royalties; and the cost of services revenue consists of labor, labor-related costs for teams of technical specialists and third-party contractors. Cost of revenue also includes amortization of intangible assets for capitalized and acquired capitalized software and maintenance agreements.
Sales and Marketing
     In general, we manage our customer relationships through a large, direct sales force organized by geography (the Americas, Europe and Asia Pacific). Additionally, we have sales representatives fully dedicated to serving our major customer accounts across the globe. Our direct sales force, including sales managers, account executives, field sales employees and pre-sales technical support, is trained to sell both CAx and cPDM software and services. Sales costs are comprised of salaries for all sales personnel and variable commissions for the field sales staff. The sales representatives are compensated on a monthly basis for new license and services revenue.
     We also offer products through third-party distributors and value-added resellers. Our indirect sales channel consists of a network of distributors and resellers covering several regions, including the Americas, Eastern Europe, the Middle East, Japan and South Korea. Solid Edge is primarily marketed and licensed through our indirect sales channels and is part of our mid-market CAx offering.
     Our global marketing organization focuses on product level initiatives to increase brand equity. We utilize direct marketing initiatives to generate new leads for our sales force. Marketing costs include salaries, trade shows, conferences, product collateral, sponsorship fees and local seminars.
Research and Development Costs
     Research and development expenses include payroll, employee benefits, other labor related costs, facilities, workstations and software costs associated with product development. These costs are expensed as research and development. Once technological feasibility is achieved on a project we capitalize the software development payroll and employee benefits cost until the resulting product is available for general release. Expenses for major projects are carefully evaluated to manage return on investment requirements. We expect that our research and development spending will continue in line with historic levels. We have agreed with one of our major customers that, unless they otherwise consent, we will maintain research and development expenses at or above a minimum percentage of net sales. The required percentage is significantly below the percentage anticipated for the foreseeable future and, accordingly, we do not anticipate any impact from this commitment.
     In the comparisons that follow in this section, we define Total Research and Development Costs as the sum of research and development costs, which appears as an expense line item on our consolidated statement of operations, and capitalized software costs. We exclude third-party royalty fees and customer directed research and development, which are included in cost of revenue. The following is a summary of Total Research and Development Costs (in thousands):

	Successor			Predecessor
			Period of	Period of
			May 27, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	May 26,
	2006	2005	2004	2004
Research and development costs	$188,512	$167,484	$82,875	$52,851
Capitalized software costs	65,623	69,775	35,314	24,753

Total Research and Development Costs	$254,135	$237,259	$118,189	$77,604

Factors Affecting our Results of Operations
     In making comparisons of our financial performance for the periods presented, it is important to be aware of the following factors that have impacted our stated financial results:
Impact of Acquisitions
     In May 2004, we acquired UGS PLM Solutions Inc. and in April 2005 we acquired Tecnomatix. The purchase prices of these acquisitions were allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the acquisition pursuant to a valuation. The excess of the total purchase price over the value of our assets and liabilities at closing was allocated to goodwill, which is subject to annual impairment testing. The purchase accounting adjustments that had a material impact on our financial position and results of operations include:

Deferred Revenue
     Purchase accounting adjustments were recorded to reflect the deferred revenue balance at its fair value. These adjustments had the effect of reducing revenue in periods subsequent to the acquisitions, which resulted in corresponding reductions in gross profit, operating income and income before income taxes. The deferred revenue adjustment related to acquisitions resulted in lower total revenue of $0.8 million for 2006, $11.3 million for 2005 and $40.9 million for the period of May 27, 2004 through December 31, 2004.
In-Process Research and Development
     We recorded a charge for the valuation of in-process research and development of $50.2 million in connection with the acquisition of UGS PLM Solutions Inc. and $4.1 million for the acquisition of Tecnomatix. The charge represents research projects where technological feasibility had not been established as of the respective date of the acquisition. These estimated values were immediately expensed following the consummation of each acquisition and appear in our results as a charge in operating expenses.
Amortization of Acquired Intangible Assets
     Pursuant to a valuation, we allocated to intangible assets $805.8 million for the acquisition of UGS PLM Solutions Inc. and $121.4 million for the acquisition of Tecnomatix. This has resulted in higher expense in cost of revenue for the amortization of capitalized and acquired software and maintenance agreements and in operating expenses for the amortization of all other intangible assets.
Capitalization of Software Development Costs
     Due to the purchase accounting associated with the acquisition of UGS PLM Solutions Inc., the book value of all capitalized software as of May 26, 2004 was written off and included in the valuation of completed technology (software). As a result, amortization of capitalized software is lower in the periods after May 26, 2004 through the end of 2005.
Acquisition Related Interest Expense
     For the acquisition of Tecnomatix, we increased our term loan borrowings under our senior secured credit facility by $225.0 million. This resulted in higher interest expense in 2005 and 2006 when compared to prior periods.
Services Arrangement
     We have historically deployed personnel from our research and development group to support the services arrangement of one of our largest customers with the revenue being classified as services revenue and the underlying cost being allocated to cost of revenue. As a result of a modification to our services agreement with this customer in November 2004, such resources will no longer be deployed directly in support of such an engagement. In addition, revenue from this arrangement is now classified as maintenance revenue. For 2005, our maintenance revenue increased by approximately $21.9 million, offset by a decline in services revenue of approximately $11.4 million. In addition, our cost of revenue was lower in 2005 by approximately $7.1 million while research and development expenses increased accordingly, offset by applicable capitalized software costs. The resulting impact to our gross profit in 2005 was an increase of approximately $17.6 million when compared to 2004.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net revenues and expenses and relating disclosure of contingent assets and liabilities. On an on-going basis we evaluate our estimates, including those related to amortization periods, intangible assets and goodwill, income taxes, restructuring activities, litigation, and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Our results would be affected if we were to make different estimates under different assumptions or conditions and if the actual results are different than the estimates.
Capitalized Software Development Costs
     We account for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs related to the development of a software product to be sold are expensed until technological feasibility of a product or product enhancement has been reached. Costs incurred after this point are capitalized on a project-by-project basis. Judgment is required in determining when technological feasibility of a product or product enhancement is established. We evaluate the establishment of technological feasibility based on a detailed program design of the product or product enhancement. When the product or enhancement is available for general release to our customers we cease capitalization and begin amortization, which is calculated on a project-by-project basis as the greater of (1) the ratio that the current product revenue bears to the total of current and anticipated future years’ revenue or (2) the straight-line method over the remaining estimated economic lives of the software products. We generally amortize the software costs of new releases of enhancements over a three year period based upon the estimated future economic life of the enhancement. The carrying values of capitalized costs are evaluated for impairment when events or circumstances indicate that the carrying value of the asset may not be recoverable. The carrying values of capitalized costs are evaluated for impairment on an annual basis. If expected cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized to state the asset at its net realizable value. We have had no impairments of capitalized software costs.
Revenue Recognition
     We generate revenue from new licenses, maintenance contracts for license updates and product support and professional services, which include training, consulting and implementation services. While we recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions,” we exercise judgment and use estimates in connection with the determination of the amount of license, maintenance, and services revenues to be recognized in each accounting period.
     We recognize revenue when all of the following are met:
•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed or determinable; and

•	collectibility is probable.
     Our software is sold primarily through our direct sales force. It is our practice to require that a written order signed by both the customer and us, or a purchase order from those customers that have previously negotiated an end user license arrangement, be received. Our software is also sold through indirect channels by third-party distributors and value-added resellers. Provided all other revenue recognition criteria are met, our indirect software sales are recognized on a sell-through basis, which involves obtaining persuasive evidence of the end user’s order placed with the distributor or reseller or evidence that delivery was made directly to the end user.
     We deliver software by both physical and electronic means. Both means of delivery transfer title and risk to the customer. For electronic delivery of the software, delivery is complete when the customer has been provided electronic access to their software. Acceptance provisions included in a software license agreement generally grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications. Based on our history, the likelihood of non-acceptance in these situations is remote, and we recognize revenue when all other criteria of revenue recognition are met. If the likelihood of nonacceptance is determined to be other than remote, revenue is recognized upon the earlier of receipt of written acceptance or when the acceptance period has lapsed.
     We perform a collectibility assessment for each transaction pursuant to the collectibility requirements of our credit policy, which includes consideration of customer creditworthiness and historical payment experience. For contracts that do not meet our collectibility criteria, revenue is recognized when cash is received. At the same time, we assess whether the fees are fixed or determinable. Fees are generally considered fixed or determinable when payment terms are set forth at the contract execution date. We recognize revenue for delivered elements only when the fair value of the undelivered elements is known, uncertainties regarding customer acceptance are resolved, and there are no refund, cancellation, or return rights affecting the revenue recognized for delivered elements.
     Our license agreements generally include multiple products and services, or “elements.” For multiple element sales orders, revenue is allocated to the individual elements based on vendor-specific objective evidence of fair value (“VSOE”) of the individual elements. The application of license revenue recognition requires judgment, including the determination of whether a license arrangement includes multiple elements, and if it does, the fair value of the elements. VSOE of the undelivered elements is determined based on the historical evidence of stand-alone sales of these elements to customers. VSOE does not exist for the license element, therefore, we use the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date and VSOE of all undelivered elements exists. Under the residual method, VSOE of any undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of VSOE of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established. Changes to the elements in a license arrangement and the ability to identify VSOE for those elements could materially impact the amount of earned and unearned revenue.
     We defer revenue associated with payments received from customers for the delivery of future services, where VSOE of undelivered elements in a bundled arrangement does not exist, or if other conditions to revenue recognition have not been met. SOP 97-2 requires the seller of software that includes post contract customer support (maintenance or “PCS”) to establish VSOE of the undelivered element of the contract in order to account separately for the PCS revenue. We determine VSOE by a consistent pricing of PCS and PCS renewals as a percentage of the license fees and by reference to contractual renewals, when the renewal terms are substantive. In those cases where VSOE of PCS is determined by reference to contractual renewals, we consider factors such as whether the period of the initial bundled PCS term is relatively long when compared to the term of the license or whether the PCS renewal rate is significantly below our normal pricing practices. Revenues for PCS are recognized ratably over the maintenance term specified in the contract. In arrangements where VSOE of PCS cannot be determined (for example, a time-based software license with a duration of one year or less), we recognize revenue for the entire arrangement ratably over the PCS term.
     Professional services generally are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Provided all other revenue recognition criteria are met, our revenues for professional services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the professional services, revenue is deferred until the uncertainty is sufficiently resolved. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer.
Business Combinations
     In accordance with SFAS No. 141, “Business Combinations,” we allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed, as well as in-process research and development based on their estimated fair values. Valuations are performed to assist in determining the fair values of assets acquired and liabilities assumed, which requires management to make significant estimates and assumptions, especially with respect to intangible assets. Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from license sales, maintenance agreements, services contracts, customer contracts and acquired developed technologies and patents; expected costs to develop the in-process research and development into commercially viable products and estimating cash flows from the projects when completed; the acquired company’s brand awareness and market position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and discount rates.
     Other estimates associated with the accounting for acquisitions include restructuring costs. Restructuring costs are primarily comprised of severance costs, costs of vacating duplicate facilities, and contract termination costs. Restructuring costs were accounted for under EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and have been recognized as a liability assumed in the business combination. Restructuring costs are based upon plans that have been committed to by management and are subject to refinement. To estimate restructuring costs accounted for under EITF Issue No. 95-3, management utilized assumptions of future costs to operate and eventually vacate duplicate facilities. Estimated restructuring costs may change as additional information becomes available regarding the assets acquired and liabilities assumed and as management continues its assessment of the pre-merger operations and executes the approved plan. Decreases to the estimates of executing the currently approved plans accounted for under EITF Issue No. 95-3 will be recorded as an adjustment to goodwill while increases to the estimates will be recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter.
Recoverability of Goodwill, Acquired Intangible Assets and Long-Lived Assets
     We account for goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires us to review goodwill for impairment on an annual basis, and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase, if necessary, measures the impairment. We perform our annual impairment test at October 1, or more frequently if circumstances indicate the potential for impairment which requires management to rely on a number of factors, including operating results, business plans and anticipated future cash flows. We have had no impairments of goodwill.
     We review our long-lived assets and intangible assets with definite useful lives under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires us to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used and intangible assets with definite useful lives is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value, less cost to sell. There were no impairment charges in the periods presented.
Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Judgments and estimates are required in assessing the future tax consequences of events that have been recognized on our financial statements or tax returns.
     Our operations were included in EDS’ consolidated income tax returns in certain countries through May 26, 2004. While we were in EDS’ consolidated income tax return, current and deferred taxes were calculated as if taxes were computed on the “separate return” method. Tax attributes allocated to the Company upon our departure from the EDS consolidated group will be made in accordance with the appropriate provisions of the Internal Revenue Code. Certain of our tax attributes, such as net operating loss and tax credit carry-forwards, may be impacted by tax authority audits of EDS. Such tax attributes as presented in our financial statements represent management’s estimate based on information available at the time of the financial statements.
     We are not contractually obligated to pay EDS for our share of any consolidated income tax liabilities while part of the EDS consolidated tax return group. Any consolidated income tax liabilities calculated on a separate return basis as due and payable by us were treated as non-cash capital contributions from EDS to us. Furthermore, pursuant to the stock purchase agreement between us and EDS, all income tax liabilities for all tax periods up to, and including, the period ending May 26, 2004 are the financial responsibility of EDS.
     As described in Note 1 to the consolidated financial statements, we are a subsidiary of UGS Holdings, Inc., which is a wholly owned subsidiary of UGS Capital Corp II, which is a wholly owned subsidiary of UGS Capital Corp. These companies are collectively referred to as the parent companies. For the periods subsequent to May 27, 2004, any tax attributes that could not be utilized by the parent companies on the separate return method were utilized by us and treated as capital contributions to us.
Effect of New Accounting Standards
     In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN No. 48. Among other things, FIN No. 48 creates a model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold which all income tax positions must achieve before being recognized in the financial statements. In addition, FIN No. 48 requires expanded annual disclosures, including a tabular rollforward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. FIN No. 48 is effective for us on January 1, 2007. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN No. 48 and the amounts reported after adoption are generally accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We are currently evaluating the impact of FIN No. 48; however, it is not expected to have a material impact on our consolidated financial position and results of operations.
     In June 2006, the Emerging Issues Task Force (“EITF”) ratified EITF Issue No. 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” A consensus was reached that entities may adopt a policy of presenting taxes in the statement of operations on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. The impact of EITF Issue No. 06-3 on our consolidated financial position or statement of operations will be immaterial.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is applicable whenever another accounting pronouncement requires or permits assets or liabilities to be measured at fair value, but does not expand the use of fair value to any new circumstances. The requirements of SFAS No. 157 are effective for our fiscal year beginning January 1, 2008. We are evaluating the effect that adoption of SFAS No. 157 will have on our consolidated financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires us to fully recognize the over-funded or under-funded status of our defined benefit pension plans as an asset or liability in our financial statements. In addition, the statement eliminates the use of a measurement date that is different than the date of our year-end financial statements. The standard is effective for our fiscal year ending December 31, 2007. The adoption of SFAS No. 158 is expected to increase our pension liability by approximately $6.4 million and reduce our stockholders’ equity, net of tax, by approximately $4.2 million. The actual reduction may differ due to the inherent uncertainty involved with year-end valuation estimates.

     In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires us to quantify misstatements using both the balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of SAB No. 108 as of December 31, 2006 resulted in a cumulative effect adjustment of $1.1 million as of the beginning of 2006, increasing the beginning accumulated deficit and decreasing accumulated other comprehensive income. The adjustment provides for the correction of an incorrect translation of certain foreign revenues by our data systems.
Segment Revenue and Operating Income
     Our business consists of three primary operating segments based on geographic location: the Americas (which is comprised of North and South America), Europe and Asia Pacific. We use several metrics to measure the performance of each segment, including revenue and operating income. These results are used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to the reportable segments. Unallocated costs not reflected in segment operating income include research and development costs, amortization of capitalized software and intangible assets and corporate general and administrative costs, including finance, human resources, legal and IT.
Geographic Segment Revenue
     The following tables contain our segment revenue for the year ended December 31, 2006 compared to the year ended December 31, 2005 (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
Americas	$507,725	$497,570	$10,155	2.0%
Europe	472,081	439,546	32,535	7.4%
Asia Pacific	238,941	217,505	21,436	9.9%

Total revenue	$1,218,747	$1,154,621	$64,126	5.6%

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
	(% of total revenue)
Americas	41.7%	43.1%
Europe	38.7%	38.1%
Asia Pacific	19.6%	18.8%
     The Americas total segment revenue in 2006 included an increase of $7.6 million from Tecnomatix compared to 2005 as Tecnomatix was not part of our operations during the first three months of 2005. Total segment revenue benefited primarily from increased maintenance revenue of $12.3 million, which was due, in part, to renewals on the existing customer base. The increased maintenance revenue includes the effect of the $4.2 million reduction of maintenance revenue in 2005 for the purchase accounting adjustment related to Tecnomatix acquisition for deferred revenue. The increase was partially offset by a reduction in services revenue in the Americas’ automotive sector.
     The Europe total segment revenue in 2006 included an increase of $7.1 million from Tecnomatix compared to 2005 as Tecnomatix that was not part of our operations during the first three months of 2005. Revenue increased for all components compared to the same period in 2005. Total segment revenue benefited, in part, from higher license revenue of $10.3 million due to license deals in the year with a higher average deal size. In addition, maintenance revenue was higher by $13.6 million primarily due to an increased license base and renewals on the existing customer base. The increased maintenance revenue includes the effect of the $4.9 million reduction of maintenance revenue in 2005 for the purchase accounting adjustment related to Tecnomatix acquisition for deferred revenue. Total revenue also benefited from an $8.6 million increase in services revenue that was primarily driven by growth in cPDM services projects, which are generally larger in scope than CAx services projects.
     The Asia Pacific total segment revenue in 2006 included an increase of $4.0 million from Tecnomatix compared to 2005 as Tecnomatix was not part of our operations during the first three months of 2005. Revenue increased for all components compared to the same period in 2005. The primary driver was higher maintenance revenue of $11.1 million that was due, in part, to the sale of maintenance on the increased license base. The increased maintenance revenue includes the effect of the $1.6 million reduction of maintenance revenue in 2005 for the purchase accounting adjustment related to Tecnomatix acquisition for deferred revenue. Total segment revenue also benefited from higher license revenue of $6.4 million due to a higher average deal size.
     The following tables contain our segment revenue for the year ended December 31, 2005 compared to the period of May 27, 2004 through December 31, 2004 (Successor) and the period of January 1, 2004 through May 26, 2004 (Predecessor) combined (in thousands):

		Combined
	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2005	2004(a)	Increase	Increase
Americas	$497,570	$422,250	$75,320	17.8%
Europe	439,546	374,622	64,924	17.3%
Asia Pacific	217,505	181,110	36,395	20.1%

Total revenue	$1,154,621	$977,982	$176,639	18.1%

		Combined
	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004(a)
	(% of total revenue)
Americas	43.1%	43.2%
Europe	38.1%	38.3%
Asia Pacific	18.8%	18.5%

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
     In the Americas, revenue for 2005 increased for all components compared to the same period in 2004. Maintenance revenue increased $46.0 million, which was due, in part, to the classification of $11.4 million of revenue from one of our largest customers as maintenance revenue rather than services revenue due to a modification to our services agreement with this customer. Maintenance revenue also increased as a result of maintenance associated with the increased volume of license transactions and renewals on the existing customer base. Additionally, revenue was higher because the purchase accounting adjustment for deferred revenue for 2005 only resulted in reduced revenue of $4.8 million while the reduction in revenue for 2004 was $19.0 million. Total revenue also benefited from increased license revenue of $25.2 million, which was due to increased transaction volume and higher average deal size. Total revenue includes $22.2 million from the addition of Tecnomatix operations beginning April 1, 2005.
     In Europe, revenue for 2005 increased for all components compared to the same period in 2004. Total revenue increased primarily as a result of higher maintenance revenue of $35.8 million, which resulted from maintenance renewals on the existing customer base. Maintenance revenue was also higher because the purchase accounting adjustment for deferred revenue for 2005 only resulted in reduced revenue of $4.9 million while the reduction in revenue for 2004 was $14.3 million. Total revenue also increased $18.1 million due to services revenue that was primarily driven by growth in cPDM services projects, which are generally larger in scope than CAx services projects. Total revenue includes $34.3 million from the addition of Tecnomatix operations beginning April 1, 2005.
     In Asia Pacific, the increase in total revenue from 2004 to 2005 was primarily due to growth in maintenance revenue, which benefited from increased maintenance orders and renewals of back maintenance contracts that had previously expired. Services revenue also increased in South Korea as a result of growth in cPDM services projects, which are generally larger in scope than CAx services projects. Total revenue also benefited from increased license sales, due in part, to India’s strong economic growth. Total revenue includes $11.9 million from the addition of Tecnomatix operations beginning April 1, 2005.
Geographic Segment Operating Income
     The following tables contain our segment operating income, which excludes certain corporate level changes that we do not allocate by segment, for the year ended December 31, 2006 compared to the year ended December 31, 2005 (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
Americas	$234,850	$228,238	$6,612	2.9%
Europe	217,398	192,946	24,452	12.7%
Asia Pacific	139,588	122,382	17,206	14.1%

Total operating income	$591,836	$543,566	$48,270	8.9%

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
	(% of total segment operating
	income)
Americas	39.7%	42.0%
Europe	36.7%	35.5%
Asia Pacific	23.6%	22.5%
     In the Americas, the increase in total operating income was primarily driven by the higher revenue discussed above. For the year ended December 31, 2006, the operating margin increased to 46.3% from 45.9% for the year ended December 31, 2005. The margin was higher, in part, due to the increase of $12.3 million in maintenance revenue, which typically carries a higher margin than services revenue. The improved margin was moderated by an increase of $12.3 million in selling costs as a result of additions in headcount in the sales organization. However, the higher selling costs were partially offset by a decrease in cost of revenue of $6.8 million that was due, in part, to lower costs for third-party consultants.
     In Europe, the increase in total operating income was primarily driven by the higher revenue discussed above. For the year ended December 31, 2006, the operating margin increased to 46.0% from 43.9% for the year ended December 31, 2005. The margin increase was primarily attributable to the increase in license and maintenance revenue, which typically have a higher margin than services revenue. The services margin also improved due to higher utilization and lower costs for third-party consultants. The higher operating margin was partially offset by higher selling costs as a result of additions in headcount in the sales organization.
     In Asia Pacific, the increase in total operating income was primarily driven by the higher revenue discussed above. For the year ended December 31, 2006, operating margin increased to 58.4% from 56.3% for the year ended December 31, 2005. The margin increase was primarily attributable to the increase in license and maintenance revenue, which typically has a higher margin than services revenue.
     The following tables contain our segment operating income, which excludes certain corporate level changes that we do not allocate by segment, for the year ended December 31, 2005 compared to the period of May 27, 2004 through December 31, 2004 (Successor) and the period of January 1, 2004 through May 26, 2004 (Predecessor) combined (in thousands):

		Combined
	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2005	2004(a)	Increase	Increase
Americas	$228,238	$168,655	$59,583	35.3%
Europe	192,946	163,285	29,661	18.2%
Asia Pacific	122,382	100,447	21,935	21.8%

Total operating income	$543,566	$432,387	$111,179	25.7%

		Combined
	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004(a)
	(% of total segment operating
	income)
Americas	42.0%	39.0%
Europe	35.5%	37.8%
Asia Pacific	22.5%	23.2%

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
     The increase for the Americas segment from 2004 to 2005 was primarily driven by the increase in revenue discussed above. For 2005, the Americas operating margin increased to 45.9% from 40.0% for 2004. The margin increase was primarily attributable to the increase in maintenance revenue discussed above, which typically carries a higher margin than services revenue.
     The increase for the Europe segment from 2004 to 2005 was driven by the growth in revenue discussed above. For 2005, operating margins in Europe increased slightly to 43.9% from 43.6% for 2004. The margin increase was primarily attributable to the increase in maintenance revenue discussed above, which typically carries a higher margin than services revenue.
     The increase for the Asia Pacific segment from 2004 to 2005 was driven by the growth in revenue discussed above. For 2005, operating margins in Asia Pacific increased to 56.3% from 55.5% for 2004. The increase was primarily attributable to an increase in maintenance revenue, which typically carries a higher margin than services revenue.
     The following table represents our segment revenue and operating income, which excludes certain corporate level charges that we do not allocate by segment (in thousands):

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(a)	2004	May 26, 2004
Americas:
Revenue	$507,725	$497,570	$422,250	$260,370	$161,880
Operating income	234,850	228,238	168,655	104,595	64,060
Europe:
Revenue	472,081	439,546	374,622	243,699	130,923
Operating income	217,398	192,946	163,285	112,401	50,884
Asia Pac:
Revenue	238,941	217,505	181,110	116,110	65,000
Operating income	139,588	122,382	100,447	67,235	33,212

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(a)	2004	May 26, 2004
Total Segments:
Revenue	1,218,747	1,154,621	977,982	620,179	357,803
Operating income	$591,836	$543,566	$432,387	$284,231	$148,156

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
     A reconciliation of operating income for reportable segments to operating income (loss) is as follows (in thousands):

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(a)	2004	May 26, 2004
Total operating income for reportable segments	$591,836	$543,566	$432,387	$284,231	$148,156
Research and development	(188,512)	(167,484)	(135,726)	(82,875)	(52,851)
In-process research and development	—	(4,100)	(50,819)	(50,819)	—
Restructuring	535	(1,774)	—	—	—
Amortization of capitalized and acquired software and other intangible assets	(187,358)	(157,504)	(104,629)	(78,589)	(26,040)
Corporate and unallocated costs	(142,880)	(129,219)	(109,878)	(73,109)	(36,769)

Operating income (loss)	$73,621	$83,485	$31,335	$(1,161)	$32,496

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
Results of Operations
     The following tables set forth information regarding our revenue, operating expenses, net (loss) income and other information for the periods indicated (in thousands):

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(b)	2004	May 26, 2004
		As Restated	As Restated	As Restated
Revenue:
License	$379,183	$358,986	$314,146	$213,366	$100,780
Maintenance	541,127	504,189	400,622	237,610	163,012
Services and other(a)	298,437	291,446	263,214	169,203	94,011

Total revenue	1,218,747	1,154,621	977,982	620,179	357,803

Cost of revenue (includes amortization of capitalized and acquired software)	465,856	442,758	376,138	242,999	133,139

Gross profit	752,891	711,863	601,844	377,180	224,664

Operating expenses:
Selling, general and administrative	457,940	420,873	363,099	226,282	136,817
Research and development	188,512	167,484	135,726	82,875	52,851
In-process research and development	—	4,100	50,819	50,819	—
Restructuring	(535)	1,774	—	—	—
Amortization of other intangible assets	33,353	34,147	20,865	18,365	2,500

Total operating expenses	679,270	628,378	570,509	378,341	192,168

Operating income (loss)	73,621	83,485	31,335	(1,161)	32,496
Interest expense and amortization of deferred financing fees	(107,907)	(97,737)	(57,335)	(55,314)	(2,021)
Other income (expense), net	17,461	(17,671)	23,156	21,146	2,010

(Loss) income before taxes	(16,825)	(31,923)	(2,844)	(35,329)	32,485
(Benefit) provision for income taxes	(7,714)	(21,899)	27,941	17,849	10,092

Net (loss) income	$(9,111)	$(10,024)	$(30,785)	$(53,178)	$22,393

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(b)	2004	May 26, 2004
		As Restated	As Restated	As Restated
Revenue:
License	31.1%	31.1%	32.1%	34.4%	28.2%
Maintenance	44.4%	43.7%	40.9%	38.2%	45.6%
Services and other(a)	24.5%	25.2%	27.0%	27.4%	26.2%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue (includes amortization of capitalized and acquired software)	38.2%	38.3%	38.5%	39.2%	37.2%

Gross profit	61.8%	61.7%	61.5%	60.8%	62.8%

Operating expenses:
Selling, general and administrative	37.6%	36.4%	37.1%	36.5%	38.2%
Research and development	15.5%	14.5%	13.9%	13.4%	14.8%

	Successor			Successor	Predecessor
				Period of
			Combined	May 27, 2004	Period of
	Year Ended	Year Ended	Year Ended	through	January 1, 2004
	December 31,	December 31,	December 31,	December 31,	through
	2006	2005	2004(b)	2004	May 26, 2004
		As Restated	As Restated	As Restated
In-process research and development	—	0.4%	5.2%	8.2%	—
Restructuring	—	0.2%	—	—	—
Amortization of other intangible assets	2.7%	3.0%	2.1%	3.0%	0.7%

Total operating expenses	55.8%	54.5%	58.3%	61.0%	53.7%

Operating (loss) income	6.0%	7.2%	3.2%	(0.2)%	9.1%
Interest expense and amortization of deferred financing fees	(8.9)%	(8.5)%	(5.9)%	(8.9)%	(0.6)%
Other income (expense), net	1.4%	(1.5)%	2.4%	3.4%	0.6%

(Loss) income before taxes	(1.5)%	(2.8)%	(0.3)%	(5.7)%	9.1%
(Benefit) provision for income taxes	(0.6)%	(1.9)%	2.9%	2.9%	2.8%

Net (loss) income	(0.9)%	(0.9)%	(3.2)%	(8.6)%	6.3%

(a)	Other revenue consists primarily of hardware sales.

(b)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period from January 1, 2004 through May 26, 2004 and the Successor period from May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005
Total Revenue
     The following table compares 2006 revenue to 2005 revenue:

	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
License	$379,183	$358,986	$20,197	5.6%
Maintenance	541,127	504,189	36,938	7.3%
Services and other	298,437	291,446	6,991	2.4%

Total revenue	$1,218,747	$1,154,621	$64,126	5.6%

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
	(% of total revenue)
License	31.1%	31.1%
Maintenance	44.4%	43.7%
Services and other	24.5%	25.2%
     For 2006, revenue increased for all components compared to the same period in 2005. Total revenue in 2006 included an increase of $18.7 million from Tecnomatix compared to 2005 as it was not part of our operations during the first three months of 2005. The purchase accounting adjustment for deferred revenue had the effect of reducing total revenue by $0.8 million in 2006 and $11.3 million in 2005, which resulted in a benefit in 2006 of $10.5 million. Revenue partially benefited from the positive impact of exchange rates in our Europe segment of approximately $2.3 million for the year ended December 31, 2006.
•	License. License revenue in 2006 benefited from $7.0 million from Tecnomatix that was not part of our operations during the first three months of 2005. License revenue was also higher due to license sales in the year with a higher average deal size in our Europe and Asia Pacific segments.

•	Maintenance. Maintenance revenue in 2006 benefited from $7.3 million from Tecnomatix that was not part of our operations during the first three months of 2005. Maintenance revenue also benefited from renewals on the existing customer base and to the expanding license base, such as in our Asia Pacific segment. Also, the increased maintenance revenue includes the effect of a $10.8 million reduction of maintenance revenue in 2005 for the purchase accounting adjustment for deferred revenue.

•	Services and other. Services and other revenue in 2006 benefited from $4.4 million from Tecnomatix that was not part of our operations during the first three months of 2005. The increase in services and other revenue was primarily driven by our Europe segment that benefited from growth in cPDM services projects, which are generally larger in scope than CAx services projects.
Gross Profit
     For 2006, gross profit increased $41.0 million, or 5.8%, to $752.9 million from $711.9 million. The increase was primarily due to higher license and maintenance revenue, which carry higher gross margins. The purchase accounting adjustment for deferred revenue had the effect of reducing total revenue by $0.8 million in 2006 and $11.3 million in 2005, which resulted in a benefit in 2006 of $10.5 million. These benefits were partially offset by higher amortization expense of $30.6 million. Gross margin for the years ended December 31, 2006 increased slightly to 61.8% from 61.7% for the year ended December 31, 2005. Gross margin was relatively unchanged because the increase in total revenue was only slightly higher than the increase in total cost of revenue that resulted primarily from higher amortization of capitalized software.
Operating Expenses
Selling, General and Administrative
     For 2006, selling, general and administrative expenses increased $37.0 million, or 8.8%, to $457.9 million from $420.9 million. The increase was due, in part, to the costs of additional headcount in our sales organization. The increase was also due to increased spending on marketing staff and programs. As a percentage of total revenue, selling, general and administrative expenses increased to 37.6% for the year ended December 31, 2006 from 36.4% for the year ended December 31, 2005.
Research and Development
     For 2006, research and development expenses increased $21.0 million, or 12.6%, to $188.5 million from $167.5 million for 2005. The increase was primarily attributable to investment in the Teamcenter product line and $6.0 million more for Tecnomatix that was not part of our operations during the first three months in 2005. As previously discussed, we capitalize software development costs once technological feasibility is established. For 2006, cash outflows for capitalized software costs decreased $4.2 million, or 6.0%, to $65.6 million from $69.8 million for 2005. The decrease in capitalized software costs was due to development activity resources from completed projects being shifted into projects for which technological feasibility has not yet been established.
     For 2006, Total Research and Development Costs, as previously defined, increased $16.8 million, or 7.1%, to $254.1 million from $237.3 million for 2005. This increase was primarily due to continued investments in the Teamcenter product line and the full year’s costs of Tecnomatix described above. Total Research and Development Costs as a percentage of total revenue increased to 20.9% for the year ended December 31, 2006 from 20.6% for the year ended December 31, 2005.
In-Process Research and Development
     In April 2005, we recorded a charge for the valuation of in-process research and development of $4.1 million for the acquisition of Tecnomatix. The charge represents research projects where technological feasibility had not been established as of the date of the acquisition. This estimated value was immediately expensed following the consummation of the acquisition of Tecnomatix and appears in our results as a charge to operating expenses. The development projects, which generally included enhancements and upgrades to existing technology, ranged from

25% to 90% complete at the acquisition date. The value of the in-process research and development was determined using a discounted cash flow analysis of the anticipated income stream for the related product sales. The projected net cash flows were discounted using a discount rate of 15%. This discount rate was based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the costs and complexity of the work completed to date, and to be completed and other risks associated with completing the development.
Restructuring
     In 2006, we reduced the accrual that was initially established as part of our April 2005 acquisition of Tecnomatix. The accrual was reduced by $1.2 million due to fewer workforce reductions and lower separation payments to employees than originally estimated. Of the $1.2 million reduction, $0.7 million was recorded to goodwill for the reductions associated with Tecnomatix. The remaining $0.5 million related to workforce reductions of the Company and was recorded to restructuring in the statement of operations.
     Also see Note 7 to our Consolidated Financial Statements for further discussion on restructuring activities.
Amortization of Other Intangible Assets
     For 2006, amortization of other intangible assets decreased slightly to $33.4 million from $34.1 million for 2005. The decrease was due to certain intangible assets that reached their full amortization in 2006.
Operating Income
     For 2006, operating income decreased $9.9 million, or 11.9%, to $73.6 million from $83.5 million for 2005. Operating income was lower primarily due to the increases in selling, general, and administrative expenses and research and development expenses described above.
Interest Expense and Amortization of Deferred Financing Fees
     For 2006, interest expense and amortization of deferred financing fees increased $10.2 million to $107.9 million from $97.7 million for 2005. The increase was due to the interest expense associated with the debt incurred for the acquisition of Tecnomatix and an increase in the variable interest rate on the $592.0 million term loan facility.
Provision (Benefit) for Income Taxes
     For 2006, the benefit for income taxes decreased $14.2 million, or 64.8%, to a benefit of $7.7 million from a benefit of $21.9 million for 2005. In calculating the effective tax rate, we included amounts for state income taxes, non-U.S. taxes, extraterritorial income exclusion benefits, research and experimentation credits, and in-process research and development. Our effective tax rate decreased to a benefit of 45.9% in 2006 from a benefit of 68.6% in 2005. The effective tax rate was primarily impacted by foreign currency fluctuations, increased extraterritorial income exclusion benefits and decreased amounts of in-process research and development.
Year Ended December 31, 2005 Compared to the Period of May 27, 2004 through December 31, 2004 (Successor) and the Period of January 1, 2004 through May 26, 2004 (Predecessor) Combined
Total Revenue
     The following table compares 2005 revenue to 2004 revenue (in thousands):

		Combined
	Year Ended	Year Ended
	December 31,	December 31,		Percentage
	2005	2004(a)	Increase	Increase
License	$358,986	$314,146	$44,840	14.3%
Maintenance	504,189	400,622	103,567	25.9%
Services and other	291,446	263,214	28,232	10.7%

Total revenue	$1,154,621	$977,982	$176,639	18.1%

		Combined
	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004(a)
	(% of total revenue)
License	31.1%	32.1%
Maintenance	43.7%	41.0%
Services and other	25.2%	26.9%

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period of January 1, 2004 through May 26, 2004 and the Successor period of May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
     For 2005, revenue increased for all components compared to the same period in 2004. Tecnomatix results were included beginning April 1, 2005, which resulted in additional revenue of $68.7 million. Total revenue was also higher because the purchase accounting adjustment for deferred revenue for 2005 only resulted in reduced revenue of $11.3 million while the reduction in revenue for 2004 was $40.9 million.
•	License. License revenue growth was due, in part, to increased transaction volume and higher average deal size in the Americas. The increase in license revenue was also partially due to the inclusion of Tecnomatix, which contributed revenue of $26.3 million.

•	Maintenance. A portion of the increase in maintenance revenue resulted from the classification of $11.4 million of revenue from one of our largest customers that is now recognized as maintenance revenue rather than services revenue due to a modification to our services agreement with this customer. Maintenance revenue also benefited from the addition of Tecnomatix, which contributed revenue of $26.2 million. The growth is also due to increased maintenance revenue in our Europe segment that primarily resulted from maintenance associated with renewals on the existing customer base. In addition, total maintenance revenue was higher due to the impact from purchase accounting described above.

•	Services and other. Services revenue grew across all segments with the Europe segment having the largest growth primarily due to growth in cPDM services projects, which are generally larger in scope than CAx services projects. Services revenue also benefited from the addition of Tecnomatix, which contributed revenue of $16.2 million. This growth was partially offset by the classification of revenue from one of our largest customers as maintenance revenue rather than services revenue as discussed above.
Gross Profit
     For 2005, gross profit increased $110.1 million, or 18.3%, to $711.9 million from $601.8 million for 2004. The increase was primarily due to additional license and maintenance revenue, which typically carries a higher margin than services revenue. However, gross profit for 2005 was reduced by the impact of purchase accounting, which resulted in $39.6 million of additional amortization of certain intangible assets over prior year amortization. Gross margin for 2005 was 61.7% compared to 61.5% for 2004. Although license and maintenance margins were slightly higher, this increase was offset due to higher amortization expenses.

Operating Expenses
Selling, General and Administrative
     For 2005, selling, general and administrative expenses increased $57.8 million, or 15.9%, to $420.9 million from $363.1 million for 2004. The increase reflects the inclusion of selling, general and administrative expenses from Tecnomatix of approximately $32.0 million. The increase was also due, in part, to the costs of additional headcount in our sales organization and incremental costs in our general and administrative organization to support our operations as a stand-alone entity. Even though selling, general and administrative expenses increased for the year, as a percentage of total revenue, such expenses decreased to 36.5% for 2005 from 37.1% for 2004 due to the 18.1% increase in revenues.
Research and Development
     For 2005, research and development expenses increased $31.8 million, or 23.4%, to $167.5 million from $135.7 million for 2004. As previously discussed, we capitalize software development costs once technological feasibility is established. For 2005, cash outflows for capitalized software costs increased $9.7 million, or 16.1%, to $69.8 million from $60.1 million for 2004.
     For 2005, Total Research and Development Costs increased $41.5 million, or 21.2%, to $237.3 million from $195.8 million for 2004. This increase is primarily due to continued investments in the Teamcenter product line. The addition of Tecnomatix resulted in expenses of approximately $15.0 million. In addition, the increase is attributable to research and development expenses previously recognized as cost of services revenue as a result of the change in the services arrangement with one of our customers, as previously discussed. For 2005, Total Research and Development Costs as a percent of revenue increased to 20.6% from 20.0% for 2004.
In-Process Research and Development
     In April 2005, we recorded a charge for the valuation of in-process research and development of $4.1 million for the acquisition of Tecnomatix. The charge represents research projects where technological feasibility had not been established as of the date of the acquisition. This estimated value was immediately expensed following the consummation of the acquisition of Tecnomatix and appears in our results as a charge to operating expenses. The development projects, which generally included enhancements and upgrades to existing technology, ranged from 25% to 90% complete at the acquisition date. The value of the in-process research and development was determined using a discounted cash flow analysis of the anticipated income stream for the related product sales. The projected net cash flows were discounted using a discount rate of 15%. This discount rate was based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the costs and complexity of the work completed to date, and to be completed and other risks associated with completing the development.
     For 2004, we recorded charges for the valuation of in-process research and development of $50.2 million in the acquisition of UGS PLM Solutions Inc. and $0.6 million in the acquisition of D-Cubed, Ltd. The $50.2 million charge incurred in connection with the acquisition of UGS PLM Solutions Inc. represents research projects where technological feasibility had not been established as of the date of the acquisition of UGS PLM Solutions Inc. This estimated value was immediately expensed following the consummation of the acquisition of UGS PLM Solutions Inc. and appears in our results as a charge in operating expenses. The development projects, which generally included enhancements and upgrades to existing technology, ranged from 8% to 98% complete at the acquisition date. The value of the in-process research and development was determined using a discounted cash flow analysis of the anticipated income stream for the related product sales. The projected net cash flows were discounted using an initial estimate of weighted-average cost of capital of 19.4%. The initial weighted-average cost used was based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the stage of completion of each of the projects, the costs and complexity of the work completed to date and to be completed and other risks associated with completing the development.

Restructuring
     In April 2005, we acquired Tecnomatix and initiated restructuring activities designed to reduce the overall cost structure of the continuing organization. These activities provided for workforce reductions of approximately 140 people across all geographic segments totaling $8.1 million. The reductions will affect individuals employed in selling, general and administrative, and research and development positions. We estimate the workforce reduction costs will be substantially paid by January 2006. In addition, our initiatives included exit costs, such as certain contract termination costs and the cost of redundant facilities, which totaled $6.3 million. The affected facilities have lease commitments that expire as late as April 2009. Restructuring activities associated with Tecnomatix were included in the fair value of the assets and liabilities as of the purchase date and totaled $6.3 million for both workforce reductions and exit costs. As such, these charges were not recognized in the statement of operations. The remaining restructuring activities of $1.8 million for workforce reductions were reflected as a restructuring expense in the statement of operations for 2005.
Amortization of Other Intangible Assets
     For 2005, amortization of other intangible assets increased $13.2 million, or 63.2%, to $34.1 million from $20.9 million 2004. The increase in amortization is directly related to the intangibles associated with the acquisition of UGS PLM Solutions Inc. and Tecnomatix.
Operating Income
     For 2005, operating income increased $52.2 million, or 166.8%, to $83.5 million from $31.3 million for 2004. The increase is primarily due to the higher gross profit described above. This increase was partially offset by higher amortization of intangible assets that reflect the acquisitions of UGS PLM Solutions Inc. and Tecnomatix. In addition, offsetting the decrease in in-process research and development were increases in operating expenses for selling, general and administrative and research and development.
Interest Expense and Amortization of Deferred Financing Fees
     For 2005, interest expense and amortization of deferred financing fees increased $40.4 million to $97.7 million from $57.3 million for 2004. The increase is directly related to the interest expense associated with the debt incurred for the acquisition of UGS PLM Solutions Inc. and Tecnomatix.
Provision (Benefit) for Income Taxes
     For 2005, the provision for income taxes decreased $49.8 million, or 178.5%, to a benefit of $21.9 million from a provision of $27.9 million for 2004. Our effective tax rate increased to a benefit of 78.7% in 2005 from a provision of 58.2% in 2004. In calculating the effective tax rate, we included amounts for state income taxes, non-U.S. taxes, extraterritorial income exclusion benefits, and research and experimentation credits. The increase in the effective tax rate was primarily due to foreign currency fluctuations, as well as reduced extraterritorial income exclusion benefits.
Liquidity and Capital Resources
Debt and Commitments
     Our debt structure consists of a senior secured credit facility, consisting of (i) a $592.0 million term loan facility with a maturity on March 31, 2012, and (ii) a $125.0 million revolving credit facility with a maturity on May 27, 2010 and $550.0 million aggregate principal amount of senior subordinated notes maturing June 1, 2012.
     The borrowings under our senior secured credit facility bear interest at either a floating base rate or a LIBOR rate, in each case plus an applicable margin. The term loan currently carries an interest rate of LIBOR plus 1.75%. The revolving credit facility carries an interest rate of LIBOR plus 2.5%. In addition to paying interest on the outstanding principal under our senior secured credit facility, we pay a commitment fee (calculated in arrears) to the lenders under the revolving credit facility in respect of the unused revolving credit facility, currently at a rate equal to 0.50% per annum.
     Our primary sources of liquidity are cash flow generated from operations and availability under the revolving portion of our senior secured credit facility. As of December 31, 2006, we had approximately $107.4 million of borrowing availability under our revolving credit facility, which takes into consideration approximately $2.0 million revolver borrowing outstanding on that date, $0.6 million of letters of credit outstanding on that date and $15.0 million of overdraft lines. Our primary cash requirements have been and are expected to be for debt service, research and development, capital expenditures, and working capital.
     In June 2005, the term loan began to amortize in an amount equal to 1.0% per annum in equal quarterly installments for the first six years, with the remaining 94.0% payable in year seven, in equal quarterly installments. During the year ended December 31, 2006, we permanently repaid $62.3 million of term loan borrowings, prepaying the mandatory quarterly 1% principal payment until 2011. Subject to certain exceptions as defined in our senior secured credit facility, we are required to make mandatory prepayments of the term loans with the net cash proceeds of specified asset sales or other asset dispositions and issuances of debt securities. Beginning in 2007, we may be required to make mandatory prepayments from our excess cash flow as defined in our credit agreement. The obligations under our senior secured credit facility are guaranteed by UGS Holdings Inc., UGS PLM Solutions Asia/Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc. and UGS Israeli Holdings, Inc. and will be guaranteed by all of our existing and future wholly owned domestic subsidiaries (except for unrestricted subsidiaries) and by our parent and will be secured by a perfected security interest in substantially all of our assets and the assets of our direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of each of our domestic subsidiaries and 65% of the capital stock of some of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries.
     The senior subordinated notes are 10% notes due June 1, 2012. From time to time prior to June 1, 2007, we may, at our option and subject to certain requirements, redeem up to 35% of the notes from the proceeds of certain equity offerings. In addition, we may redeem some or all of the notes at any time prior to June 1, 2008 at a price equal to 100.0% of the principal amount plus accrued and unpaid interest, plus a make-whole premium. At any time on or after June 1, 2008, we may redeem the notes in whole or in part, at redemption prices of 105.0% in 2008, 102.5% in 2009 and 100.0% in 2010 and thereafter, plus accrued and unpaid interest, if any, to the redemption date. The notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis, by UGS PLM Solutions Asia/Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc., UGS Israeli Holdings, Inc., and, as required by the indenture by all of our existing and future subsidiaries that guarantee our indebtedness or indebtedness of other guarantors of the notes. Interest on the notes is payable semi-annually. Financing fees incurred in connection with the subordinated notes were deferred and are included in other assets in the consolidated balance sheet. These fees are being amortized to interest expense (approximately $1.5 million each quarter) over the term of all debt.
     The subordinated notes and the credit facility contain various covenants including limitations on additional indebtedness, capital expenditures, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the credit facility requires us to comply with certain financial covenants, including leverage and interest coverage ratios and capital expenditure limitations. We were in compliance with all of the covenants of the subordinated notes and the credit facility as of December 31, 2006.
     Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under the revolving credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the foreseeable future. However, our ability to fund our debt payments, research and development activities, working capital needs, and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions, the level of IT spending and other factors, many of which are beyond our control. Any sizeable future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

     In June 2006, UGS Capital Corp. II issued senior PIK notes in the aggregate principal amount of $300.0 million. Interest on the senior PIK notes accrues and is payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2006 at a rate per annum equal to the six month LIBOR rate plus 5.00%. The interest is payable in the form of additional notes, or in cash if so elected. The senior PIK notes mature on June 1, 2011. On December 1, 2006 interest was due in the amount of $15.1 million and paid in the form of additional notes. Therefore, the new principal amount of the PIK notes is $315.1 million. Neither we nor any of our subsidiaries guarantee the senior PIK notes. The senior PIK notes do not limit our ability to incur additional indebtedness, pay dividends, or make other distributions. Because UGS Capital Corp. II is a holding company with no operations and has only the senior PIK notes and its investment in UGS Holdings, Inc., which wholly owns us, future cash flows or assets of ours through 2011 may be required to service the senior PIK notes upon their maturity.
Capital Expenditures
     Capital expenditures including capitalized software increased to $79.1 million for 2006 from $84.6 million for 2005. The decrease was primarily due to development activity resources from completed projects being shifted into projects for which technological feasibility has not yet been established.
Historical Cash Flow
     Our largest source of operating cash flows is from our customers upon the purchase of license and maintenance services, maintenance renewals and professional services. Our primary uses of cash from operating activities are for personnel and facilities-related expenditures. For the year ended December 31, 2006 cash flows from operating activities decreased by $1.1 million, in part, due to higher cash payments for income taxes.
     For the year ended December 31, 2006, cash used in investing activities decreased $175.7 million. The change in periods presented was primarily related to $218.4 million used in the acquisition of Tecnomatix. Cash received from the sale of marketable securities and from EDS for the settlement of certain tax matters related to the acquisition of UGS PLM Solutions Inc. slightly offset the use of cash for the acquisition of Tecnomatix.
     The change in cash flows from financing activities compared to the prior period is primarily related to the additional debt incurred, net of repayments that occurred late in the period, for the acquisition of Tecnomatix in April 2005.
Off Balance Sheet Obligations
     We do not have any material off balance sheet obligations.
Contractual Obligations
     The following table sets forth our long-term cash contractual obligations as of December 31, 2006.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
			(In thousands)
Secured term loan(1)	$592,000	$—	$—	$421,625	$170,375
Senior subordinated notes(1)	550,000	—	—	—	550,000
Revolving credit facilities(1)	2,000	2,000	—	—	—
Interest on long-term debt(1)	505,973	97,308	194,616	183,359	30,690
Note payable(2)	13,220	—	—	—	13,220
Purchase obligations(3)	2,296	1,050	1,246	—	—
Capital leases(4)	30	30	—	—	—
Operating leases(4)	114,391	42,354	46,892	17,293	7,852
Management fee(5)	15,000	3,000	6,000	6,000	—

Total cash contractual obligations	$1,794,910	$145,742	$248,754	$628,277	$772,137

(1)	Interest on the secured term loan and revolving credit facility was computed using the respective variable interest rates in effect as of December 31, 2006.

(2)	As part of the acquisition of UGS PLM Solutions Inc., EDS agreed to provide one of our Japanese subsidiaries with cash loans for any cash taxes incurred by that subsidiary in excess of what income taxes would have normally been incurred had each Japanese subsidiary constituted a single corporation. The final loans with respect to Japanese tax payments were made in August 2006. Interest on the note payable will be only payable for any amounts outstanding after December 31, 2009. For purposes of the contractual obligations presentation, we have only included the repayment of principal.

(3)	Purchase obligations represent minimum commitments under supply arrangements related to product and/or services entered into in the normal course of our business. Contracts for which our commitment is variable based on volumes, with no fixed minimum quantities, and contracts that can be cancelled without payment penalties have been excluded. The purchase obligations included above are in addition to accounts payable and accrued liabilities recorded on our December 31, 2006 consolidated balance sheet.

(4)	The future minimum lease payments above include minimum future lease payments in use and those exited, net of estimated sublease income under existing sublease arrangements.

(5)	In connection with the acquisition of UGS PLM Solutions Inc., we entered into a management agreement with our parent companies and affiliates of each of our Sponsors in which we pay an annual aggregate management fee of $3.0 million. For purposes of the contractual obligations presentation, no payments for the management fee were included for periods greater than five years.
     In addition, we have agreed with one of our major customers that unless it otherwise consents, not to be unreasonably withheld, to maintain research and development expenses at a minimum percentage of net sales. The required percentage is significantly below the percentage anticipated for the foreseeable future and, accordingly, we do not anticipate any impact of this commitment.
Inflation
     Historically, inflation has not had a material effect on our results of operations.
Seasonality
     Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. We have historically realized, and we expect to continue to realize, higher license revenue in the last two weeks of each fiscal quarter. A large portion of our annual license revenue is typically sold during the month of December, and our license revenue, total revenue, operating income and net income have generally been lower in the first quarter of a given year than in the fourth quarter of the preceding year.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Foreign Exchange Risk
     We are subject to inherent risks attributed to operating in a global economy. Although a sizeable portion of our revenue and costs are denominated in U.S. Dollars, we are exposed to the impact of exchange rate volatility between the U.S. Dollar and the subsidiaries’ functional currencies, primarily from the Euro and Pound Sterling. Devaluation in either of these currencies could have a negative impact on our operating results and cash flows.
     We are exposed to credit loss in the event of non-performance by the counterparty to the derivative financial instruments. We mitigate this risk by entering into agreements directly with a number of major financial institutions that meet our credit standards and that we expect to fully satisfy their contractual obligations. We view derivative financial instruments purely as a risk management tool and, therefore, do not use them for speculative trading purposes.
Foreign Currency Forward Contracts
     A portion of our revenue is exposed to changes in foreign exchange rates. From time to time, we employ derivative instruments to hedge this risk. During 2006, we entered into forward contracts to hedge the foreign currency exposure associated with anticipated inter-company royalties. The last forward contract expires in the second quarter of 2008. The foreign currency forward contracts are designated as cash flow hedges and are expected both at inception and on an ongoing basis to be ''highly effective’’ in achieving offsetting changes in cash flows, as defined by SFAS No. 133, ''Accounting for Derivative Instruments and Hedging Activities.’’ The forward contracts are measured at fair value each reporting period with gains or (losses) deferred in other comprehensive income, until the underlying transaction impacts earnings. Any ineffectiveness of the hedge is recognized immediately into earnings in the other income (expense) section of the statement of operations. There was no significant ineffectiveness recorded into earnings for the year ended December 31, 2006. The realized gain or loss from maturing hedges is also recorded in the other income (expense) section of the statement of operations. For the year ended December 31, 2006, we recorded $3.2 million of realized losses related to the foreign currency contracts that matured during the period. The following table provides information about our forward contracts as of December 31, 2006:

	Outstanding Forward	Weighted
Foreign Currency	Contract Amount in USD	Average
Exposure Hedged	(in millions)	Contract Rate
Euro	$51.9	1.275
British pound	14.7	1.846
Swiss franc	3.5	1.214
Swedish kroner	4.7	7.249

Total USD	$74.8

Cross Currency Interest Rate Swaps
     In September 2004, we entered into two cross-currency interest rate swap contracts to hedge the impact of foreign currency fluctuations in interest and principal payments relating to inter-company loans denominated in Euros. Both swaps, effectively convert the future interest and principal payments on the hedged portion of the inter-company loans from Euros to U.S. Dollars. As of December 31, 2006, the following contracts were outstanding:

		Interest	Notional		USD Exchange
	Expiration	Rate	Value	Fair Value	Rate to € 1
			(in millions)	(in millions)
Pay fixed	December 15, 2014	9.0%	€44.1	($7.5)	1.2238
Receive fixed		9.03%
Pay fixed	December 15, 2016	9.0%	€42.1	($8.5)	1.2238
Receive fixed		9.08%

     The swaps are designated as cash flow hedges and are expected, both at inception and on an ongoing basis, to be ''highly effective’’ in achieving offsetting changes in cash flows, as defined by SFAS No. 133. The swaps are measured at fair value each reporting period with gains or (losses) deferred in other comprehensive income. The amount recorded in accumulated other comprehensive income is reclassified from other comprehensive income to other income (expense) section of the statement of operations, when the underlying transaction impacts earnings, including transaction gains or (losses) on the remeasurement of the foreign currency denominated intercompany loans. For the year ended December 31, 2006, the realized foreign currency loss was $0.6 million.
Interest Rate Risk
     We are subject to interest rate risk for the variable interest rates on our $592.0 million secured term loan and our $125.0 million revolving credit facility. In 2006, we entered into three floating to fixed interest rate swaps. The table below shows as of December 31, 2006, the notional amount, maturity date, and the fixed rate we pay on outstanding contracts. The floating rate (three-month LIBOR), which we will receive, is reset quarterly (dollars in millions):

	Expected maturity date as of December 31, 2006						December 31, 2006
	2007	2008	2009	2010	2011	Therefore	Total	Fair Value
Pay fixed/receive variable	$100.0	$125.0	$175.0	—	—	—	$400.0	$(0.9)
Average pay rate	5.44%	5.34%	5.26%	—	—	—	5.35%
Average receive rate (1)	5.24%	4.87%	4.86%	—	—	—	4.96%

(1)	Represents the average 3-month forward LIBOR interest rates at December 31, 2006.
     The interest rate swaps are designated as cash flow hedges and in accordance with SFAS No. 133. Each reporting period, the swaps are measured at fair value, with changes in fair value deferred in other comprehensive income. Cash flow of the swaps are accounted for as adjustments to interest expense each period, thus the amount in other comprehensive income is not amortized into earnings unless the swaps are terminated. For the year ended December 31, 2006, we recorded $0.1 million of net interest income from the interest swaps. Assuming that the revolving credit facility is fully drawn, each quarter point change in our variable interest rate debt including the impact of interest rate swaps would result in $0.8 million change in interest expense.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to consolidated financial statements

Audited Financial Statements:	Page
Report of Independent Registered Public Accounting Firm	31
Consolidated Statements of Operations for the year ended December 31, 2006 , December 31, 2005 (Successor, as restated), the period of May 27, 2004 through December 31, 2004 (Successor, as restated) and the period of January 1, 2004 through May 26, 2004 (Predecessor)	32
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005 (Successor, as restated)	33
Consolidated Statements of Stockholder’s Equity and comprehensive income (loss) for the year ended December 31, 2006, December 31, 2005 (Successor, as restated), the period of May 27, 2004 through December 31, 2004 (Successor, as restated), and the period of January 1, 2004 through May 26, 2004 (Predecessor)	34
Consolidated Statements of Cash Flows for the year ended December 31, 2006, December 31, 2005 (Successor, as restated), the period of May 27, 2004 through December 31, 2004 (Successor, as restated), and the period of January 1, 2004 through May 26, 2004 (Predecessor)	36
Notes to Consolidated Financial Statements	38

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
UGS Corp.:
We have audited the accompanying consolidated balance sheets of UGS Corp. and subsidiaries (Successor) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for the years then ended and for the period from May 27, 2004 through December 31, 2004 (Successor periods). We have also audited the accompanying consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows of UGS PLM Solutions Inc. and subsidiaries (Predecessor) from January 1, 2004 through May 26, 2004 (Predecessor period). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the aforementioned Successor consolidated financial statements referred to above present fairly, in all material respects, the financial position of UGS Corp. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the Successor periods, in conformity with U.S. generally accepted accounting principles. Furthermore, in our opinion, the aforementioned Predecessor consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of UGS PLM Solutions Inc. and subsidiaries for the Predecessor period, in conformity with U.S. generally accepted accounting principles.
As discussed in note 1 to the consolidated financial statements, effective May 27, 2004 UGS PLM Solutions Inc. was acquired by UGS Corp. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
As discussed in notes 1 and 13 to the consolidated financial statements, the Successor adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements” effective January 1, 2006.
As discussed in note 2 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for the year then ended and for the period from May 27, 2004 through December 31, 2004.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of UGS Corp.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
March 16, 2007
St. Louis, Missouri

UGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor			Predecessor
				UGS PLM
	UGS Corp.			Solutions. Inc
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
		As Restated	As Restated
	(in thousands)
Revenue:
License	$379,183	$358,986	$213,366	$100,780
Maintenance	541,127	504,189	237,610	163,012
Services and other	298,437	291,446	169,203	94,011

Total revenue	1,218,747	1,154,621	620,179	357,803

Cost of revenue:
License	15,895	21,213	13,768	7,163
Maintenance	63,340	56,411	32,842	21,177
Services and other	232,616	241,777	136,165	81,259
Amortization of capitalized software and acquired intangible assets	154,005	123,357	60,224	23,540

Total cost of revenue	465,856	442,758	242,999	133,139

Gross profit	752,891	711,863	377,180	224,664

Operating expenses:
Selling, general and administrative	457,940	420,873	226,282	136,817
Research and development	188,512	167,484	82,875	52,851
In-process research and development	—	4,100	50,819	—
Restructuring	(535)	1,774	—	—
Amortization of other intangible assets	33,353	34,147	18,365	2,500

Total operating expenses	679,270	628,378	378,341	192,168

Operating income (loss)	73,621	83,485	(1,161)	32,496
Interest expense and amortization of deferred financing fees	(107,907)	(97,737)	(55,314)	(2,021)
Other income (expense), net	17,461	(17,671)	21,146	2,010

(Loss) income before taxes	(16,825)	(31,923)	(35,329)	32,485
(Benefit) provision for income taxes	(7,714)	(21,899)	17,849	10,092

Net (loss) income	$(9,111)	$(10,024)	$(53,178)	$22,393

See accompanying notes to consolidated financial statements.

UGS CORP.
CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,	December 31,
	2006	2005
		As Restated
	(In thousands, except
	share amounts)
ASSETS
Current assets
Cash and cash equivalents	$61,509	$61,532
Accounts receivable, net	283,163	251,763
Prepaids and other	40,740	22,389
Deferred income taxes	11,229	26,471

Total current assets	396,641	362,155

Property and equipment, net	32,301	36,645
Goodwill	1,452,674	1,388,802
Capitalized and acquired software, net	394,130	464,994
Customer accounts, net	177,117	203,064
Other intangible assets, net	114,115	135,265
Other assets	34,488	39,623

Total assets	$2,601,466	$2,630,548

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$167,900	$159,534
Deferred revenue	154,221	133,027
Income taxes payable	6,384	11,895
Current portion of long-term debt	2,000	—

Total current liabilities	330,505	304,456

Other long-term liabilities	71,932	48,953
Deferred income taxes	96,633	142,770
Long-term debt	1,155,220	1,212,046

Commitments and contingencies (Note 15)	—	—

Stockholder’s equity
Common stock, $ .01 par value; 3,000 shares authorized; 100 issued and outstanding at December 31, 2006 and 2005	—	—
Additional paid-in capital	1,016,215	1,005,991
Accumulated deficit	(73,413)	(63,202)
Accumulated other comprehensive (loss) income, net of tax	4,374	(20,466)

Total stockholder’s equity	947,176	922,323

Total liabilities and stockholder’s equity	$2,601,466	$2,630,548

See accompanying notes to consolidated financial statements.

UGS CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
AND COMPREHENSIVE INCOME (LOSS)

						Accumulated
						Other
	Comprehensive	Common Stock		Additional	Accumulated	Comprehensive	Total
	Income			Paid-In	(Deficit)	Income	Shareholder’s
	(Loss)	Shares	Amount	Capital	/Retained Earnings	(Loss)	Equity
			(in thousands, except share amounts)
UGS PLM Solutions Inc. (Predecessor)
Balance at December 31, 2003	$—	1,000	$—	$1,355,189	$55,585	$21,963	$1,432,737
Capital contributions for income taxes, net	—	—	—	48,836	(2)	—	48,834
Dividend to EDS	—	—	—	(250,000)	—	—	(250,000)
Change in minimum pension liability, net of taxes of $434	(651)	—	—	—	—	(651)	(651)
Currency translation adjustment, net of taxes of $ —	(3,390)	—	—	—	—	(3,390)	(3,390)
Net income	22,393	—	—	—	22,393	—	22,393

Comprehensive income	$18,352

Balance at May 26, 2004		1,000	—	1,154,025	77,976	17,922	1,249,923

UGS Corp. (Successor)
Initial investment by parent companies	$—	100	$—	$1,001,502	$—	$—	$1,001,502
Capital contributed by parent	—	—	—	3,275	—	—	3,275
Equity compensation through retention plan	—	—	—	702	—	—	702
Change in fair value of derivative instruments, net of taxes of $3,925	(7,289)	—	—	—	—	(7,289)	(7,289)
Change in minimum pension liability, net of taxes of $75	(139)	—	—	—	—	(139)	(139)
Currency translation adjustment, net of taxes of $6,832	12,687	—	—	—	—	12,687	12,687
Net loss (As Restated)	(53,178)	—	—	—	(53,178)	—	(53,178)

Comprehensive loss (As Restated)	$(47,919)

Balance at December 31, 2004 (As Restated)		100	—	1,005,479	(53,178)	5,259	957,560

Capital contributed by parent	—	—	—	669	—	—	669
Equity compensation through retention plan	—	—	—	(702)	—	—	(702)
Stock-based compensation	—	—	—	545	—	—	545
Change in fair value of derivative instruments, net of taxes of $480	892	—	—	—	—	892	892
Change in minimum pension liability, net of taxes of $169	(314)	—	—	—	—	(314)	(314)
Currency translation adjustment, net of taxes of $14,163	(26,303)	—	—	—	—	(26,303)	(26,303)
Net loss (As Restated)	(10,024)	—	—	—	(10,024)	—	(10,024)

Comprehensive loss (As Restated)	$(35,749)

Balance at December 31, 2005 (As Restated)		100	—	1,005,991	(63,202)	(20,466)	922,323

Cumulative effect adjustment of SAB No. 108	—	—	—	—	(1,100)	1,100	—
Capital contributed by parent	—	—	—	5,316	—	—	5,316
Tax benefit transferred from parent	—	—	—	4,219	—	—	4,219
Stock-based compensation	—	—	—	689	—	—	689
Change in fair value of derivative instruments, net of taxes of $712	(1,323)	—	—	—	—	(1,323)	(1,323)

						Accumulated
						Other
	Comprehensive	Common Stock		Additional	Accumulated	Comprehensive	Total
	Income			Paid-In	(Deficit)	Income	Shareholder’s
	(Loss)	Shares	Amount	Capital	Earnings	(Loss)	Equity
			(in thousands, except share amounts)
Change in minimum pension liability, net of taxes of $95	(176)	—	—	—	—	(176)	(176)
Currency translation adjustment, net of taxes of $13,592	25,239	—				25,239	25,239
Net loss	(9,111)	—	—	—	(9,111)	—	(9,111)

Comprehensive income	$14,629

Balance at December 31, 2006		100	$—	$1,016,215	$(73,413)	$4,374	$947,176

See accompanying notes to consolidated financial statements.

UGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
		As Restated	As Restated
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(9,111)	$(10,024)	$(53,178)	$22,393
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Benefit for deferred income taxes	(20,424)	(53,438)	(6,561)	(47,410)
Depreciation and amortization	207,925	175,645	88,356	33,471
Amortization of deferred financing fees	5,530	5,621	3,000	—
In-process research and development	—	4,100	50,819	—
Stock-based compensation	689	545	—	—
Unrealized loss (gain) on revaluation of foreign denominated assets and liabilities	(36,027)	27,307	(28,662)	2,362
Unrealized loss (gain) on foreign currency revaluation of derivative instruments	12,017	(18,749)	15,175	—
Other	3,544	1,934	(443)	2,277
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(22,894)	(13,046)	(6,343)	13,062
Prepaids and other	(17,210)	(948)	(9,005)	5,048
Accounts payable and accrued liabilities	8,917	(12,262)	22,686	(8,319)
Deferred revenue	11,969	24,212	20,434	32,479
Income taxes payable	(13,964)	4,114	4,521	20,829
Other long-term liabilities	5,034	2,060	3,890	1,777

Total adjustments	145,106	147,095	157,867	55,576

Net cash provided by operating activities	135,995	137,071	104,689	77,969

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(218,437)	(2,057,551)	—
Acquired software	(4,000)	—	—	—
Cash (paid to) received from prior parent for acquisition related tax matters	(2,628)	18,171	—	—
Payments for purchases of property and equipment	(13,500)	(14,829)	(8,594)	(4,342)
Capitalized software costs	(65,623)	(69,775)	(35,314)	(24,753)
Proceeds from sale of marketable securities	—	23,194	—	—
Other	(1,970)	(1,762)	(278)	456

Net cash used in investing activities	(87,721)	(263,438)	(2,101,737)	(28,639)

Cash flows from financing activities
Payments under intercompany credit agreement, net	—	—	—	(60,986)
Proceeds from revolving credit line	171,300	175,051	72,950	—
Payments on revolving credit line	(169,300)	(181,051)	(66,950)	—
Proceeds from notes payable	6,850	10,297	1,025	—
Payments on notes payable	(345)	(2,773)	—	—
Proceeds from bank notes and bonds	—	225,350	1,013,302	—
Payments on bank notes and bonds	(62,300)	(94,029)	(2,500)	—

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
		As Restated	As Restated
	(In thousands)
Investment by parent companies	—	—	1,001,502	—
Capital contributed by parent (stock options exercised)	667	669	—	—
Capital contributed by parent (compensatory payment)	3,819	—	3,275	—
Capital contributed by parent (other)	830	—	—	—

Net cash (provided) used in by financing activities	(48,479)	133,514	2,022,604	(60,986)

Effect of exchange rate on cash and cash equivalents	182	(4,015)	4,382	(196)
Net increase (decrease) in cash and cash equivalents	(23)	3,132	29,938	(11,852)
Cash and cash equivalents at beginning of period	61,532	58,400	28,462	40,314

Cash and cash equivalents at end of period	$61,509	$61,532	$58,400	$28,462

Supplemental cash flow disclosures:
Income taxes paid	$44,675	$29,119	$23,578	$41,539
Interest expense paid	$92,159	$92,476	$41,593	$1,977
Non-cash investing and financing activities:
Equipment acquired through capital lease	$—	$246	$—	$—
See accompanying notes to consolidated financial statements.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Business and Summary of Significant Accounting Policies
Description of Business
     UGS Corp. (“the Company” or “Successor”) is a provider of product lifecycle management (“PLM”) software and related services. The Company’s software enables all of the participants involved in a company’s product lifecycle to work in concert to bring products to market and support their customer base by combining the capabilities and advantages of digital product design, simulation, manufacturing and collaboration technologies in unified software solutions that maximize the business value of the entire product lifecycle.
Basis of Presentation
     On May 27, 2004, UGS Corp., a newly formed Delaware corporation, acquired all of the stock of UGS PLM Solutions Inc. from Electronic Data Systems Corporation (“EDS”). Immediately following the acquisition from EDS, UGS Corp. merged with and into UGS PLM Solutions Inc., with UGS PLM Solutions Inc. continuing as the surviving corporation. In connection with that merger, UGS PLM Solutions Inc. changed its name to UGS Corp.
     The Company is a wholly owned subsidiary of UGS Holdings, Inc., which is a wholly owned subsidiary of UGS Capital Corp. II, which is a wholly owned subsidiary of UGS Capital Corp. UGS Capital Corp., UGS Capital Corp. II and UGS Holdings, Inc., which are collectively referred to as the parent companies, were formed in March 2004 for the purpose of acquiring and holding the stock of the Company.
     The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America which require management to make assumptions and estimates that affect the amounts reported in these statements. Those items requiring assumptions and estimates include capitalized software development costs, revenue recognition, business combinations, income taxes and recoverability of goodwill, acquired intangible assets and long-lived assets. Actual results may differ from these estimates.
     The consolidated statement of operations, consolidated statement of stockholder’s equity and consolidated statement of cash flows are presented in two periods: Predecessor and Successor, which relate to the period preceding the acquisition of UGS PLM Solutions Inc. and the period succeeding the acquisition, respectively. During 2004, the Predecessor period is from January 1, 2004 through May 26, 2004. The Successor period is from May 27, 2004 through December 31, 2006.
     Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current period presentation.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Property and Equipment
     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Asset	Years
Leasehold improvements	2-7
Computer equipment	2-10
Other equipment and furniture	5-20
     Leasehold improvements are amortized over the shorter of (a) the term of the lease or (b) the useful life of the improvements.
Accounts Receivable
     The Company recognizes allowances for doubtful accounts when circumstances indicate an accounts receivable will not be paid by a client due to client liquidity or other issues. The allowance for doubtful accounts is the Company’s best estimate of the aggregate of uncollectible amounts in the Company’s accounts receivable balances. The allowance is determined on an individual account basis through review of past due balances. The following summarizes the activity in allowance for doubtful accounts (in thousands):

		Additions		Deductions
	Balance at	Additions	Acquisition		Balance at
	Beginning	Charged to	Related		End
	of Period	Expense	Adjustments	Write-offs	of Period
Successor
For the year ended December 31, 2006	$7,912	$3,516	$—	$4,421	$7,007
For the year ended December 31, 2005	7,452	1,706	1,793	3,039	7,912
Period of May 27, 2004 through December 31, 2004	12,052	1,134	(4,678)	1,056	7,452

Predecessor
Period of January 1, 2004 through May 26, 2004	$10,954	$2,001	$—	$903	$12,052
Goodwill, Software and Other Intangible Assets
     The excess of the cost of acquired companies over the net amounts assigned to assets acquired and liabilities assumed is recorded as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which was adopted effective January 1, 2002, goodwill is no longer amortized, but instead is assessed for impairment. During this assessment, management relies on a number of factors, including operating results, business plans and anticipated future cash flows. Goodwill is tested for impairment annually on October 1, or more frequently if circumstances indicate the potential for impairment. No impairment loss was identified as a result of this test.
     Research and development costs are charged to expense when incurred. Costs related to the development of software to be sold are expensed until technological feasibility of a product or product enhancement has been reached. Costs incurred after this point are capitalized on a project-by-project basis in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” The Company evaluates the establishment of technological feasibility based on a detailed program design of the product or product enhancement. When the product or enhancement is available for general release to our customers the Company ceases capitalization and begins amortization, which is calculated on a project-by-project basis as the greater of (1) the ratio that the current product revenue bears to the total of current and anticipated future years’ revenue or (2) the straight-line method over the remaining estimated economic lives of the software products. The Company generally amortizes the software costs of new releases of enhancements over a three year period based upon the estimated future economic life of the enhancement. The carrying values of capitalized costs are evaluated for impairment on an annual basis to determine if circumstances exist which indicate the carrying value of the asset may not be recoverable. If expected cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized to state the asset at its net realizable value.

     The cost of acquired companies is allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Costs allocated to acquired software are amortized on a product-by-product basis over their remaining lives at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. The weighted-average useful life of software acquired is 5 years. Costs allocated to identifiable intangible assets other than acquired software are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets, as determined by underlying contract terms or appraisals. Such lives range from 2 to 10 years.
Revenue Recognition
     The Company generates revenue from (1) new licenses, (2) maintenance contracts for license updates and product support and (3) professional services, which include training, consulting and implementation services. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended. Revenue is recognized when the following criteria have been met:
•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed or determinable; and

•	collectibility is probable.
     The Company’s software is sold primarily through the Company’s direct sales force. It is the Company’s practice to require that a written order signed by both the customer and the Company, or a purchase order from those customers that have previously negotiated an end user license arrangement be received. The Company’s software is also sold through indirect channels by third-party distributors and value-added resellers. Provided all other revenue recognition criteria are met, the Company’s indirect software sales are recognized on a sell-through basis, which involves obtaining persuasive evidence of the end user’s order placed with the distributor or reseller or evidence that delivery was made directly to the end user.
     The Company delivers software by both physical and electronic means. Both means of delivery transfer title and risk to the customer. For electronic delivery of the software, delivery is complete when the customer has been provided electronic access to their software. Acceptance provisions included in a software license agreement generally grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications. Based on our history, the likelihood of non-acceptance in these situations is remote, and the Company recognizes revenue when all other criteria of revenue recognition are met. If the likelihood of nonacceptance is determined to be other than remote, revenue is recognized upon the earlier of receipt of written acceptance or when the acceptance period has lapsed.
     The Company performs a collectibility assessment for each transaction pursuant to the collectibility requirements of the Company’s credit policy, which includes consideration of customer creditworthiness and historical payment experience. For contracts that do not meet the Company’s collectibility criteria, revenue is recognized when cash is received. At the same time, the Company assesses whether the fees are fixed or determinable. Fees are generally considered fixed or determinable when payment terms are set forth at the contract execution date. The Company recognizes revenue for delivered elements only when the fair value of the undelivered elements is known, uncertainties regarding customer acceptance are resolved, and there are no refund, cancellation, or return rights affecting the revenue recognized for delivered elements.
     The Company’s license agreements generally include multiple products and services, or “elements.” For multiple element sales orders, revenue is allocated to the individual elements based on vendor-specific objective evidence of fair value (“VSOE”) of the individual elements. The application of license revenue recognition requires judgment, including the determination of whether a license arrangement includes multiple elements, and if it does, the fair value of the elements. VSOE of the undelivered elements is determined based on the historical evidence of stand-alone sales of these elements to customers. VSOE does not exist for the license element, therefore, the Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date and VSOE of all undelivered elements exists. Under the residual method, VSOE of any undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of VSOE of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.
     The Company defers revenue associated with payments received from customers for the delivery of future services, where VSOE of undelivered elements in a bundled arrangement does not exist, or if other conditions to revenue recognition have not been met. SOP 97-2 requires the seller of software that includes post contract customer support (maintenance or “PCS”) to establish VSOE of the undelivered element of the contract in order to account separately for the PCS revenue. The Company determines VSOE by a consistent pricing of PCS and PCS renewals as a percentage of the license fees and by reference to contractual renewals, when the renewal terms are substantive. In those cases where VSOE of PCS is determined by reference to contractual renewals, the Company considers factors such as whether the period of the initial bundled PCS term is relatively long when compared to the term of the license or whether the PCS renewal rate is significantly below the Company’s normal pricing practices. Revenues for PCS are recognized ratably over the maintenance term specified in the contract. In arrangements where VSOE of PCS cannot be determined (for example, a time-based software license with a duration of one year or less), the Company recognizes revenue for the entire arrangement ratably over the PCS term.
     Professional services generally are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Provided all other revenue recognition criteria are met, the Company’s revenues for professional services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the professional services, revenue is deferred until the uncertainty is sufficiently resolved. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized when the Company receives final acceptance from the customer.
Cost of Revenue
     The cost of licenses primarily consists of the cost of distributing the software products and royalty fees paid to vendors under licensing agreements. The cost of maintenance and services primarily consists of personnel and related costs associated with the generation and support of software maintenance and services revenue. Cost of revenue also includes amortization of intangible assets for capitalized and acquired software and maintenance agreements.
Lease Obligations
     The Company recognizes lease obligations with fixed escalations of rental payments on a straight-line basis in accordance with Financial Accounting Standards Board Technical Bulletin (“FTB”) 85-3 “Accounting for Operating Leases with Scheduled Rent Increases.” Accordingly, the total amount of base rentals over the term of the Company’s leases is charged to expense on a straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability.
Advertising Expense
     Advertising costs are expensed as incurred. The Company incurred advertising costs of $6.6 million for 2006 and 2005, $3.0 million for the period of May 27, 2004 through December 31, 2004, and $1.9 million for the period of January 1, 2004 through May 26, 2004.
Currency Translation
     Assets and liabilities of non-U.S. subsidiaries or divisions whose functional currencies are not the U.S. Dollar are translated at then-current exchange rates on the balance sheet date. Translation gains (losses) are not included in determining net income but are reflected as a component of comprehensive income (loss) in stockholder’s equity. Cumulative currency translation adjustments included within accumulated other comprehensive income (loss) in stockholder’s equity were a gain of $11.6 million at December 31, 2006, $13.6 million at December 31, 2005, and income of $12.7 million at December 31, 2004. Revenue and expense accounts are translated using average rates for the period. Transaction gains (losses) on foreign denominated assets and liabilities reflected in the statement of operations were net gains of $16.3 million for 2006, net losses of $18.1 million for 2005, net gains of $15.0 million for the period of May 27, 2004 through December 31, 2004, and net losses of $1.8 million for the period of January 1, 2004 through May 26, 2004.
Derivative Financial Instruments
     The Company accounts for derivative financial instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended. All derivatives are recorded on the consolidated balance sheet at fair value. For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the net gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) in stockholder’s equity and reclassified into earnings in the period that the hedged transaction affects earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in achieving offsetting changes to expected future cash flows on hedged transactions. Any hedge ineffectiveness is recognized in earnings.
Income Taxes
     The Company’s operations were included in EDS’ consolidated income tax returns in certain countries through May 26, 2004. While the Company was in EDS’ consolidated income tax return, current and deferred taxes were allocated to the Company as if taxes were computed on the “separate return” method. Certain of the Company’s tax attributes, such as net operating loss and tax credit carryforwards, may be impacted by the filing or amendment of certain 2003 and short tax year 2004 consolidated income tax returns while the Company was owned by EDS, as well as tax authority audits of those returns. Such tax attributes as presented in the Company’s financial statements represent management’s estimate based on information available at the time of the financial statements. The allocation of the actual tax attributes to the Company from EDS will be made in accordance with the appropriate provisions of the Internal Revenue Code. Fluctuations in the actual outcome of these future tax consequences could materially impact the Company’s financial position.
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     While the Company was owned by EDS, Company tax attributes utilized by EDS in its consolidated return, which could not be utilized by the Company on the separate return method, were treated as distributions from the Company to EDS. In addition, for periods subsequent to September 28, 2001 through May 26, 2004, EDS is obligated for all taxes of the Company and related interests. During this period of time, tax reserves relating to this matter were treated as capital contributions from EDS to the Company.
     As described earlier, the Company is a subsidiary of UGS Holdings, Inc., which is a wholly owned subsidiary of UGS Capital Corp II, which is a wholly owned subsidiary of UGS Capital Corp. For the periods subsequent to May 27, 2004, any tax attributes that could not be utilized by the parent companies on the separate return method were utilized by the Company and treated as capital contributions to the Company. The Company recorded a capital contribution for a tax benefit transferred of $4.2 million during the year ended December 31, 2006.

Cash and Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Stock-Based Compensation
     Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment” and its related interpretations. Previously, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company accounted for its stock option and retention incentive plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and recorded no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. The Company is considered a non-public entity as defined by both SFAS No. 123 and SFAS No. 123(R), and used the minimum value method of measuring equity share options for pro forma disclosure purposes under SFAS No. 123. Accordingly, the Company is required to apply the provisions of SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the date of adoption. The Company has continued to account for any portion of awards outstanding at December 31, 2005 using the provisions of APB Opinion No. 25 as previously permitted under SFAS No. 123. In addition, the Company has discontinued pro forma disclosures previously required by SFAS No. 123 for equity share options accounted for using the intrinsic value method of APB Opinion No. 25.
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There were no impairment charges in the periods reported.
Effect of New Accounting Standards
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN No. 48. Among other things, FIN No. 48 creates a model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold which all income tax positions must achieve before being recognized in the financial statements. In addition, FIN No. 48 requires expanded annual disclosures, including a tabular rollforward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. FIN No. 48 is effective for us on January 1, 2007. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN No. 48 and the amounts reported after adoption are generally accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently evaluating the impact of FIN No. 48; however, it is not expected to have a material impact on the Company’s consolidated financial position and results of operations.
     In July 2006, the Emerging Issues Task Force (“EITF”) ratified EITF Issue No. 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” A consensus was reached that entities may adopt a policy of presenting taxes in the statement of operations on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. The impact of EITF Issue No. 06-3 on the Company’s consolidated financial position or statement of operations will be immaterial.

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is applicable whenever another accounting pronouncement requires or permits assets or liabilities to be measured at fair value, but does not expand the use of fair value to any new circumstances. The requirements of SFAS No. 157 are effective for the Company’s fiscal year beginning January 1, 2008. The Company is evaluating the effect that adoption of SFAS No. 157 will have on the Company’s consolidated financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires the Company to fully recognize the over-funded or under-funded status of its defined benefit pension plans as an asset or liability in its financial statements. In addition, the statement eliminates the use of a measurement date that is different than the date of the Company’s year-end financial statements. The standard is effective for the Company’s fiscal year ending December 31, 2007. The adoption of SFAS No. 158 is expected to increase the Company’s long-term pension liability by approximately $6.4 million and reduce the Company’s stockholders’ equity, net of tax, by approximately $4.2 million. The actual reduction may differ due to the inherent uncertainty involved with year-end valuation estimates.
     In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires companies to quantify misstatements using both the balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. Upon initial adoption, if the effect of the misstatement is determined to be material, SAB No. 108 allows companies to record that effect as a cumulative-effect adjustment to beginning of year retained earnings. SAB No. 108 is effective for the first fiscal year ending after November 15, 2006. The Company’s adoption of SAB No. 108 as of December 31, 2006 resulted in a cumulative effect adjustment of $1.1 million as of the beginning of 2006, increasing the beginning accumulated deficit and decreasing accumulated other comprehensive income. The adjustment provides for the correction of an incorrect translation of certain foreign revenues by the Company’s data systems.
Note 2: Restatement of Consolidated Financial Statements
     The Company has restated its previously reported consolidated statement of operations and consolidated statement of cash flows for the year ended December, 31 2005 and the period of May 27, 2004 through December 31, 2004 related to accounting for deferred income taxes which had not been previously recognized related to the impact of currency fluctuations on intercompany debt in one of its foreign subsidiaries. The Company also restated its previously reported consolidated balance sheet for the year ended December, 31 2005 for the accounting for goodwill which had previously been incorrectly adjusted for the accounting for deferred income tax related to the impact of currency fluctuations on intercompany debt described above.
     The decision to restate the consolidated financial statements was made by the Company’s management and Audit Committee as a result of the Company’s identification of errors in such financial statements.
Consolidated Statements of Operations Impact
     The following table reflects the restated balances of the impacted accounts that are on the Company’s consolidated statements of operations for the periods presented below (in thousands):

	Year Ended December 31, 2005
	As
	Previously	Restatement	As
	Reported	Adjustment	Restated
Benefit for income taxes	$(9,857)	$(12,042)	$(21,899)
Net loss	(22,066)	12,042	(10,024)

	Period of May 27, 2004
	through December 31, 2004
	As
	Previously	Restatement	As
	Reported	Adjustment	Restated
Provision for income taxes	$5,807	$12,042	$17,849
Net loss	(41,136)	(12,042)	(53,178)
Consolidated Balance Sheet Impact
     The following table reflects the restated balances of the impacted accounts that are on the Company’s consolidated balance sheet for the period presented below (in thousands) for which there were no impacts on the cash flows provided by operating activities:

	December 31, 2005
	As
	Previously	Restatement	As
	Reported	Adjustment	Restated
ASSETS
Goodwill	$1,393,472	$(4,670)	$1,388,802
Total assets	2,635,218	(4,670)	2,630,548

LIABILITIES AND STOCKHOLDER’S EQUITY
Deferred income taxes	$147,440	$(4,670)	$142,770
Total liabilities and stockholder’s equity	2,635,218	(4,670)	2,630,548
Consolidated Statements of Cash Flows Impact
     The following tables reflect the impacts of consolidated balance sheet reclassification adjustments of the amounts of prepaid and other, accounts payable and accrued liabilities, income tax payable and other long-term liabilities as discussed in Note 1 and of the restatement adjustments on the Company’s consolidated statements of cash flows for the period presented below (in thousands):

	Year Ended December 31, 2005
	As
	Previously	Reclassification	Restatement	As
	Reported	Adjustment	Adjustment	Restated
Cash flows from operating activities
Net loss	$(22,066)	—	$12,042	$(10,024)
Benefit for deferred income taxes	(41,396)	—	(12,042)	(53,438)
Prepaids and other	(219)	(729)	—	(948)
Accounts payable and accrued Liabilities	(11,820)	(442)	—	(12,262)
Income tax payable	3,385	729	—	4,114
Other long-term liabilities	1,618	442	—	2,060

	Period of May 27, 2004
	through December 31, 2004
	As
	Previously	Reclassification	Restatement	As
	Reported	Adjustment	Adjustment	Restated
Cash flows from operating activities
Net loss	$(41,136)	—	$(12,042)	$(53,178)
Benefit for deferred income taxes	(18,603)	—	12,042	(6,561)
Prepaids and other	(10,352)	1,347	—	(9,005)
Income taxes payable	5,868	(1,347)	—	4,521

Note 3: Property and Equipment
     Property and equipment is summarized as follows (in thousands):

	December 31,	December 31,
	2006	2005
Leasehold improvements	$19,136	$15,914
Computer equipment	32,589	25,990
Other equipment and furniture	15,274	13,982

Total cost	66,999	55,886
Less accumulated depreciation	(34,698)	(19,241)

Total	$32,301	$36,645

     Depreciation expense was $17.3 million for 2006, $14.9 million for 2005, $8.0 million for the period of May 27, 2004 through December 31, 2004, $6.3 million for the period of January 1, 2004 through May 26, 2004.
Note 4: Goodwill
     The following summarizes the changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2006 and 2005 (in thousands):

	Americas	Europe	Asia Pacific	Total
Goodwill balance as of December 31, 2004	$492,115	$447,282	$378,551	$1,317,948
Recording of goodwill for acquisition of Tecnomatix	46,928	96,803	5,405	149,136
UGS PLM Solutions Inc. purchase price allocation adjustments (as restated)	(4,129)	(3,284)	(3,179)	(10,592)
D-Cubed, Ltd. purchase price allocation adjustments	—	(1,040)	—	(1,040)
Impact of foreign currency translation	—	(66,650)	—	(66,650)

Goodwill balance as of December 31, 2005 (as restated)	534,914	473,111	380,777	1,388,802

Tecnomatix purchase price allocation adjustments	(2,370)	(4,889)	(273)	(7,532)
UGS PLM Solutions Inc. purchase price allocation adjustments	2,418	1,922	1,861	6,201
Imputed interest on note payable	—	—	(1,117)	(1,117)
Impact of foreign currency translation	—	66,320	—	66,320

Goodwill balance as of December 31, 2006	$534,962	$536,464	$381,248	$1,452,674

     The purchase price allocation adjustments for UGS PLM Solutions Inc. are primarily comprised of acquisition related tax matters.
     During 2006, the Company obtained information from a third party which indicated information that was previously provided to the company at the time of the Tecnomatix acquisition was inaccurate. The Company concluded that an adjustment to the purchase price allocation had to be made to properly reflect its obligations. The resulting adjustment increased goodwill by approximately $4.2 million. The remaining Tecnomatix purchase price allocation adjustments are primarily comprised of acquisition related tax matters.
     As described in more detail in Note 8, the Company has a note payable to EDS that occurred as a result of cash loans for excess taxes of certain Japanese subsidiaries of the Company. Interest on the note payable will only be payable for any amounts outstanding after December 31, 2009. The interest free period of the note payable is considered to be reverse contingent consideration in accordance with SFAS No. 141 that is resolved as the cash loan is received by the Company. Interest is imputed for the interest free period based on the Company’s incremental borrowing rate. The calculated amount of imputed interest is recorded as a discount to the note payable with a corresponding reduction to goodwill. The adjustment to goodwill for the year ended December 31, 2006 is shown in the table above.

Note 5: Other Intangible Assets
     Other intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. As of December 31, 2006 and 2005, the Company had no intangible assets with indefinite useful lives. The following is a summary of other intangible assets (dollars in thousands, life in years):

		December 31, 2006
	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total
Definite Useful Lives
Capitalized software	3.0	$170,847	$46,490	$124,357
Acquired software	5.0	537,274	267,501	269,773
Customer accounts	10.0	242,273	65,156	177,117
Maintenance agreements	10.0	110,039	25,749	84,290
Noncompete agreements	2.0	11,460	10,872	588
Trademarks/tradenames	7.0	45,931	16,694	29,237

Total other intangible assets		$1,117,824	$432,462	$685,362

		December 31, 2005
	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total
Definite Useful Lives
Capitalized software	3.0	$105,035	$10,743	$94,292
Acquired software	5.0	529,789	159,087	370,702
Customer accounts	10.0	242,273	39,209	203,064
Maintenance agreements	10.0	110,039	14,744	95,295
Noncompete agreements	2.0	11,460	7,136	4,324
Trademarks/tradenames	7.0	45,787	10,141	35,646

Total other intangible assets		$1,044,383	$241,060	$803,323

     Amortization of software and maintenance agreements is included in cost of revenue. Amortization of customer accounts, noncompete agreements and trademarks/tradenames is included in operating expenses. The following is a summary of amortization expense (in thousands):

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
Capitalized software	$35,693	$9,966	$826	$14,038
Acquired software	104,456	100,482	53,566	9,595
Acquired and other intangible assets	50,643	50,307	25,994	3,540

Total amortization expense	$190,792	$160,755	$80,386	$27,173

Amortization of certain acquired software allocated to operating expense	$3,434	$3,251	$1,797	$1,133

     Estimated amortization expense related to intangible assets as of December 31, 2006, for each of the years in the five year period ending December 31, 2011, and thereafter is: 2007 — $200.3 million; 2008 — $196.8 million; 2009 — $114.9 million; 2010 — $51.6 million; 2011 — $37.2 million and all remaining years — $84.6 million.

Note 6: Accounts Payable and Accrued Liabilities
     Accounts payable and accrued liabilities are summarized as follows (in thousands):

	2006	2005
Accounts payable	$24,260	$20,747
Accrued compensation	65,076	57,675
Accrued restructuring	4,776	17,102
Accrued other taxes	18,103	15,415
Accrued royalties	7,268	6,082
Other accrued expenses	48,417	42,513

Total	$167,900	$159,534

Note 7: Restructuring Activities
     The following table summarizes activity in the restructuring accruals (in thousands):

			Exit and
	Employee	Stock	Other
	Separations	Related	Costs	Total
Balance at May 26, 2004 (Predecessor)	$—	$40	$16,010	$16,050
Adjustments for purchase accounting	—	—	(2,665)	(2,665)
Cash payments	—	—	(1,476)	(1,476)

Balance at December 31, 2004 (Successor)	$—	$40	$11,869	$11,909
Additions for Tecnomatix acquisition	8,100	—	6,310	14,410
Cash payments	(4,322)	—	(4,855)	(9,177)
Reduction of accrual	—	(40)	—	(40)

Balance at December 31, 2005 (Successor)	$3,778	$—	$13,324	$17,102
Cash payments	(2,336)	—	(4,501)	(6,837)
Reduction of accrual	(1,231)	—	(4,258)	(5,489)

Balance at December 31, 2006 (Successor)	$211	$—	$4,565	$4,776

Exit Costs
     The balance for exit costs resulted from the following restructuring activities.
•	Restructuring activities were initiated in conjunction with the acquisition of Engineering Animation Incorporated (“EAI”) in 2000 and the acquisition of Structural Dynamics Research Corporation (“SDRC”) in 2001. The Company also added to the restructuring accrual in 2002 for activities associated with SDRC. The majority of these balances were included in the fair value of assets and liabilities as of the respective purchase date. As such, the charges were not recognized in the statement of operations. As part of the accounting for the acquisition of UGS PLM Solutions Inc., the restructuring accruals for facilities exit costs were adjusted to reflect fair value. All other accruals were carried forward at fair value with no adjustment required to the prior balances. At December 31, 2006, $3.4 million remained in the accrual for these exit costs.

•	In April 2005, the Company acquired Tecnomatix and initiated restructuring activities designed to reduce the overall cost structure of the continuing organization. The Company’s initiatives included exit costs, such as certain contract termination costs and the cost of redundant facilities, which totaled $6.3 million. The affected facilities have lease commitments that expire as late as April 2009. Restructuring activities associated with Tecnomatix were included in the fair value of the assets and liabilities as of the purchase date and totaled $6.3 million for exit costs. As such, these charges were not recognized in the statement of operations. At December 31, 2006, $1.2 million remained in the accrual for these exit costs.

Employee Separations
     In April 2005, the Company acquired Tecnomatix and initiated restructuring activities designed to reduce the overall cost structure of the continuing organization. The Company’s initiatives provided for workforce reductions of approximately 140 people across all geographic segments totaling $8.1 million. The reductions affected individuals employed throughout the Company in selling, general and administrative, and research and development positions. Restructuring activities associated with Tecnomatix were included in the fair value of the assets and liabilities as of the purchase date and totaled $6.3 million for workforce reductions. As such, these charges were not recognized in the statement of operations. The remaining restructuring activities of $1.8 million for workforce reductions were reflected as a restructuring expense in the statement of operations for 2005. At December 31, 2006, $0.2 million remained the accrual for these employee separations.
Reduction of Accrual
     The accrual reduction for employee separations during the year ended December 31, 2006 was for activities associated with Tecnomatix. This included fewer workforce reductions and lower separation payments to employees than originally estimated. Of the $1.2 million reduction, $0.7 million was recorded to goodwill for the reductions associated with Tecnomatix. The remaining $0.5 million related to workforce reductions of the Company and was recorded to restructuring in the statement of operations for 2006. Adjustments recognized correspond to the same financial statement line item in which the original accrual was recorded.
     Part of the accrual reduction for other costs during the year ended December 31, 2006 was due to a settlement with the Department of Commerce concerning the liability established for export compliance issues at the acquisition of SDRC resulting in a reduction of the contingent liability of $2.7 million. The adjustment is reflected in the statement of operations as a reduction to cost of license revenue.
     The remaining $1.5 million reduction for other costs during the year ended December 31, 2006 related to the settlement of a cooperative marketing agreement previously initiated by an acquired entity. The adjustment is reflected in the statement of operations as a reduction to research and development.
Note 8: Debt
     Debt as of December 31, 2006 consists of the following (in thousands):

Note payable, due December 31, 2014 (1,574.9 million yen)	$13,220
Revolving credit facility, due May 27, 2010, LIBOR plus 2.50%	2,000
Senior unsecured subordinated notes, due June 1, 2012, 10.0%	550,000
Secured term loan, due March 31, 2012, LIBOR plus 1.75%	592,000

Total long-term debt	1,157,220
Less current portion	2,000

Total long-term debt, less current portion	$1,155,220

     Debt as of December 31, 2005 consists of the following (in thousands):

Note payable, due December 31, 2014 (913.6 million yen)	$7,746
Senior unsecured subordinated notes, due June 1, 2012, 10.0%	550,000
Secured term loan, due May 27, 2011, LIBOR plus 2.00%	654,300

Total long-term debt	1,212,046
Less current portion	—

Total long-term debt, less current portion	$1,212,046

Senior Unsecured Subordinated Notes
     The senior subordinated notes are 10% notes due June 1, 2012. From time to time prior to June 1, 2007, the Company may, at its option and subject to certain requirements, redeem up to 35% of the notes from the proceeds of certain equity offerings. In addition, the Company may redeem some or all of the notes at any time prior to June 1, 2008 at a price equal to 100.0% of the principal amount plus accrued and unpaid interest, plus a make-whole premium. At any time on or after June 1, 2008, the Company may redeem the notes in whole or in part, at redemption prices of 105.0% in 2008, 102.5% in 2009 and 100.0% in 2010 and thereafter, plus accrued and unpaid interest, if any, to the redemption date. The notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis, by UGS PLM Solutions Asia/Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc., UGS Israeli Holdings, Inc., and, as required by the indenture by all of our existing and future subsidiaries that guarantee our indebtedness or indebtedness of other guarantors of the notes. Interest on the notes is payable semi-annually. Financing fees incurred in connection with the subordinated notes were deferred and are included in other assets in the consolidated balance sheet. These fees are being amortized to interest expense (approximately $1.5 million each quarter) over the term of all debt.
Senior Secured Credit Facility
     Our senior secured credit facility consists of (i) a $592.0 million term loan facility with a maturity on March 31, 2012, and (ii) a $125.0 million revolving credit facility with a maturity on May 27, 2010 and $550.0 million aggregate principal amount of senior subordinated notes maturing June 1, 2012.
     The borrowings under our senior secured credit facility bear interest at either a floating base rate or a LIBOR rate, in each case plus an applicable margin. The term loan currently carries an interest rate of LIBOR plus 1.75%. The revolving credit facility carries an interest rate of LIBOR plus 2.5%. In addition to paying interest on the outstanding principal under our senior secured credit facility, we pay a commitment fee (calculated in arrears) to the lenders under the revolving credit facility in respect of the unused revolving credit facility, currently at a rate equal to 0.50% per annum.
     As of December 31, 2006, the Company had approximately $107.4 million of borrowing availability under our revolving credit facility, which takes into consideration outstanding items on that date of approximately $2.0 million of revolver borrowing and $0.6 million of letters of credit and $15.0 million of overdraft lines.
     In June 2005, the term loan began to amortize in an amount equal to 1.0% per annum in equal quarterly installments for the first six years, with the remaining 94.0% payable in year seven, in equal quarterly installments. In 2006, the Company permanently repaid $62.3 million of term loan borrowings, prepaying the mandatory quarterly 1% principal payment until 2011. Subject to certain exceptions as defined in the senior secured credit facility, the Company is required to make mandatory prepayments of the term loans with the net cash proceeds of specified asset sales or other asset dispositions and issuances of debt securities. Beginning in 2007, the Company is required to make mandatory prepayments from excess cash flow as defined in the credit agreement. The obligations under the senior secured credit facility are guaranteed by UGS Holdings Inc., UGS PLM Solutions Asia/Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc. and UGS Israeli Holdings, Inc. and are be guaranteed by all of the Company’s existing and future wholly owned domestic subsidiaries (except for unrestricted subsidiaries) and by the Company’s parent and is secured by a perfected security interest in substantially all of our assets and the assets of direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of the Company’s capital stock, the capital stock of each of the Company’s domestic subsidiaries and 65% of the capital stock of some of the Company’s foreign subsidiaries that are directly owned by the Company or one of the Company’s restricted domestic subsidiaries.

Note Payable
     As part of the UGS PLM Solutions Inc. acquisition, EDS agreed to provide one of the Company’s Japanese subsidiaries with cash loans for any cash taxes incurred by that subsidiary in excess of what income taxes would have normally been incurred had certain Japanese subsidiaries constituted a single corporation. The final loans with respect to such Japanese tax payments were made in August 2006. Interest on the note payable will only be payable for any amounts outstanding after December 31, 2009. Interest is imputed for the interest free period based on the Japanese subsidiary’s incremental borrowing rate. The calculated amount of imputed interest is recorded as a discount to the note payable with a corresponding reduction to goodwill. The discount is amortized to interest expense through December 31, 2009.
Debt Covenants
     The subordinated notes and the credit facility contain various covenants including limitations on additional indebtedness, capital expenditures, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the credit facility requires us to comply with certain financial covenants, including leverage and interest coverage ratios and capital expenditure limitations.
Aggregate Debt Principal Payments
     As of December 31, 2006, the required aggregate debt principal payments for the next five fiscal years and thereafter are as follows (in thousands):

2007	$—
2008	—
2009	—
2010	—
2011	421,625
Thereafter	733,595

Total	$1,155,220

Parent Company Debt
     In June 2006, UGS Capital Corp. II issued senior PIK notes in the aggregate principal amount of $300.0 million. Interest on the senior PIK notes accrues and is payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2006 at a rate per annum equal to the six month LIBOR rate plus 5.00%. The interest is payable in the form of additional notes, or in cash if so elected. The senior PIK notes mature on June 1, 2011. On December 1, 2006 interest was due in the amount of $15.1 million and paid in the form of additional notes. Therefore, the principal amount of the PIK notes is $315.1 million. Neither the Company nor any of its subsidiaries guarantee the senior PIK notes. The senior PIK notes do not limit the Company’s ability to incur additional indebtedness, pay dividends, or make other distributions. Because UGS Capital Corp. II is a holding company with no operations and has only the senior PIK notes and its investment in UGS Holdings, Inc., which wholly owns the Company, future cash flows or assets of the Company through 2011 may be required to service the senior PIK notes upon their maturity.
Note 9: Income Taxes
     Income taxes related to the Company for the Predecessor periods are allocated as if they were calculated on a separate return basis. The provision (benefit) for income taxes is summarized as follows (in thousands):

	United States
	Federal	State	Non-U.S.	Total
			As Restated	As Restated
Successor
Year ended December 31, 2006
Current	$—	$—	$12,710	$12,710
Deferred	(4,745)	(2,103)	(13,576)	(20,424)

Total	$(4,745)	$(2,013)	$(866)	$(7,714)

Year ended December 31, 2005
Current	$243	$—	$31,296	$31,539
Deferred	(17,636)	(1,084)	(34,718)	(53,438)

Total	$(17,393)	$(1,084)	$3,422	$(21,899)

Period of May 27, 2004 through December 31, 2004
Current	$—	$20	$24,390	$24,410
Deferred	(7,695)	—	1,134	(6,561)

Total	$(7,695)	$20	$25,524	$17,849

Predecessor
Period of January 1, 2004 through May 26, 2004
Current	$34,570	$—	$22,932	$57,502
Deferred	(42,945)	85	(4,550)	(47,410)

Total	$(8,375)	$85	$18,382	$10,092

     Income (loss) before income taxes includes the following components (in thousands):

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
U.S. (loss) income	$(14,763)	$(32,032)	$(57,955)	$12,094
Non-U.S. income	(2,062)	109	22,626	20,391

Total	$(16,825)	$(31,923)	$(35,329)	$32,485

     A reconciliation of income tax expense using the statutory federal income tax rate of 35 percent to the actual income tax expense follows (in thousands):

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
		As Restated	As Restated
Statutory federal income taxes (benefit)	$(5,889)	$(11,173)	$(12,365)	$11,370
State income taxes (benefit), net of federal tax benefit	(575)	(705)	13	55
Non-U.S. taxes, including movements in valuation allowances	2,809	(10,422)	12,972	643
Extraterritorial income exclusion	(3,935)	(514)	(109)	(1,667)
Research and experimentation credits	—	(683)	(666)	(634)
Acquisition related, primarily in-process research and development	—	1,435	17,787	—
Other	(124)	163	217	325

Total	$(7,714)	$(21,899)	$17,849	$10,092

Effective income tax rate	45.9%	68.6%	(50.5)%	31.1%

     The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities for the years ended December 31, 2006 and 2005, are as follows (in thousands):

	2006		2005
	Assets	Liabilities	Assets	Liabilities
			As Restated
Adjustments necessary to convert accrued amounts to a tax basis	$35,622	$31,597	$44,908	$18,437
Property and equipment, net	—	14,161	6,187	—
Net operating loss and tax credit carryforwards	121,169	—	100,253	—
Purchase accounting intangibles	—	190,310	—	255,302
Foreign exchange	5,310		12,866
Other	2,180		5,188

Subtotal	164,281	236,068	169,402	273,739
Less valuation allowance	(13,617)	—	(11,962)	—

Total deferred taxes	$150,664	$236,068	$157,440	$273,739

     The net change in the total valuation allowance for the year ended December 31, 2006 was an increase of $1.7 million which relates to certain non-U.S. deferred tax assets. The Company and certain of its foreign subsidiaries have tax-effected net operating loss carryforwards of $68.5 million and various tax credit carryforwards of $52.7 million. Of our total tax-effected net operating losses and tax credit carryforwards, approximately $12.9 million are scheduled to expire on or before 2011, $64.8 million are scheduled to expire between 2012 and 2016 and $43.5 million are scheduled to expire after 2016 or never expire. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Certain of the Company’s tax attributes, such as net operating loss and tax credit carryforwards, may be impacted by tax authority audits of EDS. Any changes to these items would be reflected as an adjustment to goodwill. The tax attributes presented above represent management’s estimate based upon currently available information.
     In the first quarter of 2004, the Company amended its existing royalty agreement with most of its foreign subsidiaries. Under this agreement, certain of the foreign subsidiaries prepaid a portion of the estimated royalties that would have otherwise been due for the period of July 1, 2004 through December 31, 2005 in exchange for certain negotiated discounts to otherwise payable royalty amounts. The tax effects of these transactions have been reflected as current tax expense and a deferred tax benefit for the Predecessor period of January 1, 2004 through May 26, 2004.
     The Company is not contractually obligated to pay EDS for its share of any consolidated income tax liabilities while it was a member of the EDS consolidated tax return group. Any consolidated income tax liabilities calculated on a separate return basis as due and payable by the Company were treated as non-cash capital contributions from EDS to the Company. Furthermore, pursuant to the stock purchase agreement between EDS and the Company, all income tax liabilities for all tax periods up to, and including, the period ending May 26, 2004 are the financial responsibility of EDS.
Note 10: Derivative Financial Instruments
     The Company is exposed to credit loss in the event of non-performance by the counterparty to the derivative financial instruments. The Company mitigates this risk by entering into agreements directly with major financial institutions that meet the Company’s credit standards and that the Company expects to fully satisfy their contractual obligations. The Company uses derivative financial instruments purely as a risk management tool and, therefore, does not use them for speculative trading purposes.

Cross Currency Interest Rate Swaps
     In September 2004, the Company entered into two cross-currency interest rate swap contracts to hedge the impact of foreign currency fluctuations in interest and principal payments relating to inter-company loans denominated in Euros. Both swaps, effectively convert the future interest and principal payments on the hedged portion of the inter-company loans from Euros to U.S. Dollars. As of December 31, 2006, the following contracts were outstanding:

		Interest	Notional		USD Exchange
	Expiration	Rate	Value	Fair Value	Rate to € 1
			(in millions)	(in millions)
Pay fixed	December 15, 2014	9.0%	€44.1	($7.5)	1.2238
Receive fixed		9.03%
Pay fixed	December 15, 2016	9.0%	€42.1	($8.5)	1.2238
Receive fixed		9.08%
     The swaps are designated as cash flow hedges and are expected, both at inception and on an ongoing basis, to be ‘‘highly effective’’ in achieving offsetting changes in cash flows, as defined by SFAS No. 133. The swaps are measured at fair value each reporting period with gains or (losses) deferred in other comprehensive income. The amount recorded in accumulated other comprehensive income is reclassified from other comprehensive income to other income (expense) section of the statement of operations, when the underlying transaction impacts earnings, including transaction gains or (losses) on the remeasurement of the foreign currency denominated intercompany loans. For the year ended December 31, 2006, the realized foreign currency loss was $0.6 million.
Foreign Currency Forward Contracts
     A portion of the Company’s revenue is exposed to changes in foreign exchange rates. From time to time, the Company employs derivative instruments to hedge this risk. During 2006, the Company entered into forward contracts to hedge the foreign currency exposure associated with anticipated inter-company royalties. The foreign currency forward contracts are designated as cash flow hedges and are expected both at inception and on an ongoing basis to be ‘‘highly effective’’ in achieving offsetting changes in cash flows, as defined by SFAS No. 133. The forward contracts are measured at fair value each reporting period with gains or (losses) deferred in other comprehensive income, until the underlying transaction impacts earnings. Any ineffectiveness of the hedge is recognized immediately into earnings in the other income (expense) section of the statement of operations. There was no significant ineffectiveness recorded into earnings for year ended December 31, 2006. The realized gain or loss from maturing hedges is also recorded in the other income (expense) section of the statement of operations. For the year ended December 31, 2006, we recorded $3.2 million of realized losses related to the foreign currency contracts that matured during the period. The following table provides information about our forward contracts as of December 31, 2006 for which the last forward contract expires in the second quarter of 2008.

	Outstanding Forward	Weighted
Foreign Currency	Contract Amount in USD	Average
Exposure Hedged	(in millions)	Contract Rate
Euro	$51.9	1.275
British pound	14.7	1.846
Swiss franc	3.5	1.214
Swedish kroner	4.7	7.249

Total USD	$74.8

Interest Rate Swaps
     The Company is subject to interest rate risk for the variable interest rates on its $592.0 million secured term loan and its $125.0 million revolving credit facility. During 2006, the Company entered into three floating to fixed interest rate swaps. The table below shows as of December 31, 2006, the notional amount, maturity date, and the fixed rate the Company pays on outstanding contracts. The floating rate (three-month LIBOR), which the Company will receive, is reset quarterly (dollars in millions):

	Expected maturity date as of December 31, 2006						December 31, 2006
								Fair
	2007	2008	2009	2010	2011	Therefore	Total	Value
Pay fixed/receive variable	$100.0	$125.0	$175.0	—	—	—	$400.0	$(0.9)
Average pay rate	5.44%	5.34%	5.26%	—	—	—	5.35%
Average receive rate (1)	5.24%	4.87%	4.86%	—	—	—	4.96%

(1)	Represents the average 3-month forward LIBOR interest rates at December 31, 2006.
     The interest rate swaps are designated as cash flow hedges. Each reporting period, the swaps are measured at fair value, with changes in fair value deferred in other comprehensive income. Cash flow of the swaps are accounted for as adjustments to interest expense each period, thus the amount in other comprehensive income is not amortized into earnings unless the swaps are terminated. For the year ended December 31, 2006, the Company recorded $0.1 million of net interest income from the interest swaps.
Note 11: Pension Benefits
Pension Benefits of Foreign Subsidiaries During Successor Period
     Several of the Company’s foreign subsidiaries have defined benefit pension or termination indemnity plans covering substantially all of their eligible employees that are in place as a result of the applicable local statutes. Benefits under these plans are generally based on years of service and final average compensation levels. These plans are managed in accordance with applicable local statutes and practices. The Company deposits funds for these plans with insurance companies, pension trustees, government-managed accounts, and/or accrues the expense for the unfunded portion of the benefit obligation on its consolidated financial statements. The Company’s practice is to fund the various pension or termination indemnity plans in amounts sufficient to meet the minimum requirements as established by applicable local governmental oversight and taxing authorities. Depending on the design of the plan, local custom and market circumstances, the liabilities of a plan may exceed qualified plan assets. The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets (using November 30, 2006 and 2005 measurement dates) for the years ended December 31, 2006 and December 31, 2005, and a statement of the funded status as of December 31, 2006 and 2005 (in thousands):

	2006	2005
Reconciliation of Benefit Obligation
Benefit obligation at beginning of year	$25,219	$21,723
Service cost	4,235	3,346
Interest cost	1,272	1,014
Participant contributions	77	51
Actuarial loss (gain)	3,274	(90)
Foreign currency exchange rate changes	2,710	(2,607)
Benefit payments	(1,293)	(1,541)
Acquisitions	—	3,046
Plan amendments	1,579	138
Special termination benefits	144	200
Other	(170)	(61)

Benefit obligation at end of year	$37,047	$25,219

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$6,784	$4,572
Actual return on plan assets	195	224
Foreign currency exchange rate changes	778	(722)
Employer contributions	2,204	2,129

	2006	2005
Participant contributions	78	51
Benefit payments	(1,293)	(1,541)
Acquisitions	—	2,132
Other	(110)	(61)

Fair value of plan assets at end of year	$8,636	$6,784

Funded Status
Funded status at December 31	$(28,412)	$(18,435)
Contributions and distributions made by company from measurement date to fiscal year end	131	56
Unrecognized prior service cost	1,616	133
Unrecognized net actuarial loss	5,828	2,217

Net amount recognized on the consolidated balance sheet (as described below)	$(20,837)	$(16,029)

     The following table summarizes the amounts reflected on the Company’s consolidated balance sheet for pension benefits as of December 31, 2006 and 2005 (in thousands):

	2006	2005
Accrued benefit liability	$(23,217)	$(16,515)
Intangible assets	1,353	—
Accumulated other comprehensive income	1,027	486

Net amount recognized	$(20,837)	$(16,029)

     The accumulated benefit obligation for all plans was $28.2 million as of December 31, 2006 and $20.1 million as of December 31, 2005.
     The following table summarizes the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets as of December 31, 2006 and 2005 (in thousands):

	2006	2005
Projected benefit obligation	$28,745	$24,980
Accumulated benefit obligation	22,210	19,979
Fair value of plan assets	2,522	6,674
     The Company had a minimum pension liability of $0.6 million, net of tax, at December 31, 2006 and $0.3 million, net of tax, at December 31, 2005 reflected as a component of accumulated other comprehensive income in the consolidated statement of stockholder’s equity.
     The following table provides the components of net periodic benefit cost recognized in earnings in 2006 and 2005 (in thousands):

	2006	2005
Service cost	$4,235	$3,346
Interest cost	1,271	1,014
Expected return on plan assets	(229)	(248)
Amortization of prior service cost	147	7
Amortization of net loss	54	49
Curtailment gain recognized	(60)	—
Special termination benefit recognized	144	200

Net periodic benefit cost	$5,562	$4,368

     The following table summarizes the weighted-average assumptions used in the determination of benefit obligation for 2006 and 2005:

	2006	2005
Discount rate	4.74%	4.34%
Rate of increase in compensation levels	3.78%	3.56%
     The following table summarizes the weighted-average assumptions used in the determination of net periodic benefit cost for 2006 and 2005:

	2006	2005
Discount rate	4.32%	4.26%
Rate of increase in compensation levels	3.26%	3.47%
Long-term rate of return on assets	4.06%	4.47%
     Asset return assumptions are derived based on actuarial and statistical methodologies, from analysis of long-term historical data relevant to the country in which each plan is in effect and the investments applicable to the corresponding plan.
     The following table provides the weighted-average asset allocation of plan assets as of December 31, 2006 and 2005, by asset category:

	2006	2005
Debt securities	68	95
Other	32	5

Total	100%	100%

     The Company’s estimated contribution to the plans for fiscal 2007 is $2.6 million.
     As of December 31, 2006, the benefits expected to be paid in each of the next five fiscal years and thereafter are as follows (in thousands):

2007	$1,614
2008	1,768
2009	1,929
2010	2,091
2011	2,311
Thereafter	14,686

Total	$24,399

Note 12: Stock-Based Compensation
     In accordance with SFAS No.123(R), awards granted or modified after January 1, 2006 resulted in $0.3 million of compensation expense for the year ended December 31, 2006. The amount included in capitalized software was not material. Total unrecognized expense for share-based payments was $2.6 million at December 31, 2006, which will be recognized over a weighted average period of five years.
2004 Management Incentive Plan
     The Board of Directors of UGS Capital Corp. II (the “Administrator”) administers the 2004 Management Incentive Plan (the “2004 Incentive Plan”), which provides for the granting of awards of stock options, other stock and performance awards, and the deferral of grants of cash in connection with other awards to eligible employees, officers, directors, and consultants of the Company. A maximum of 12,600,000 shares of Class A common stock and 20,000 shares of Class L common stock of UGS Capital Corp., and 7,500 shares of preferred stock of UGS Capital Corp. II may be granted as awards. Terms of stock options and other awards granted under the 2004 Incentive Plan, including vesting requirements, are determined by the Administrator.

Stock Options
     For stock options granted or modified after January 1, 2006, the Company recognizes compensation cost associated with its stock-based awards to employees in accordance with SFAS No. 123(R). The Company records stock-based compensation over the requisite service period, or vesting period, at the grant date fair value determined using the Black-Scholes option pricing model. This model requires subjective assumptions, including expected stock price volatility, and expected term, which affects the calculated fair value on the grant date. Expected volatility is based upon equal weighting of both historical volatilities of stock prices and implied volatilities of traded options of comparable companies. Expected term is the average of the contractual term and vesting period of the options. Expected forfeiture rate is based upon the Company’s historical data.
     The following table summarizes the weighted average assumptions used in the estimated grant date fair value calculations for stock option and stock purchase awards:

Year
Ended
December 31,
2006
Expected term (in years)	7.5
Dividend yields	0%
Expected volatility	43.29%
Risk-free interest rate	4.62%
Expected forfeiture rate	6.00%
     For the year ended December 31, 2006, the aggregate grant-date fair value of options granted was $2.0 million, net of estimated forfeitures.
     During the three months ended March 31, 2005, the Company granted stock options with exercise prices below the estimated fair value of the common stock. The difference between the fair market value of these awards and their exercise price was a total of $1.5 million, which is being recognized as compensation expense over the five-year vesting period. For the years ended December 31, 2006 and 2005, compensation expense recorded by the Company for these awards was $0.3 million.
     A summary of the stock option activity for UGS Capital Corp. Class A Common Shares under the 2004 Management Incentive Plan for the year ended December 31, 2006 is reflected below:

			Weighted-
		Weighted-	Average
	UGS Capital Corp.	Average	Remaining
	Class A Common	Exercise	Contractual
Fixed Options	Shares	Price	Term
Outstanding at December 31, 2005	10,273,200	$1.98
Granted	601,000	6.71
Exercised	(448,266)	1.00
Forfeited	(431,867)	2.02

Outstanding at December 31, 2006	9,994,067	$2.30	7.89

Exercisable at December 31, 2006	3,981,233	$1.64	7.73

Deferred Stock Award
     Deferred stock awards are valued at the fair market value on the date of award in accordance with SFAS No. 123(R). The Company recognizes the compensation expense for deferred stock awards on a straight-line basis over the requisite service period of each award less the forfeiture rate disclosed above.

     The Company granted 184,502 shares of deferred stock in August 2006 with a total grant date fair value of $1.0 million. Under the terms of the award, an equal amount of shares will be issued on each anniversary date of the award over the course of three years. There were no vested shares of deferred stock at December 31, 2006.
Retention Incentive Plan
     In conjunction with the acquisition of UGS PLM Solutions Inc., the Retention Incentive Plan was created to allow certain employees to receive a cash award from the Company or to roll over between 25% and 100% their cash award into the equity of UGS Capital Corp. and UGS Capital Corp II. Employees that elected to forgo the cash award received: (1) restricted stock awards of UGS Capital Corp. Class A common stock, (2) options to purchase UGS Capital Corp. Class L common stock, and (3) options to purchase UGS Capital Corp. II preferred stock. In addition, the Company agreed to pay cash bonuses in amounts equal to the aggregate exercise price at the time and to the extent the stock options were exercised. The exercise price of the stock options issued under the Retention Incentive Plan was equal to the estimated fair value of the underlying common and preferred stock at the date of grant. Shares that were vested at the date of separation from EDS were accounted for as part of the purchase price allocation. In 2005, the Company amended the Retention Incentive Plan such that cash bonuses will be paid on fixed dates rather than at the time and to the extent the stock options are exercised. As a result, expenses related to cash bonuses are recognized as incurred with no charge reflected for stock-based compensation expense. In addition, the balance recorded in stockholder’s equity at the time of the plan amendment was reclassified from equity as a liability award.
Stock Options
     In June 2006, UGS Capital Corp. II offered to repurchase all the outstanding preferred shares with proceeds from the issuance of floating rate senior PIK notes. As of December 31, 2006 all the options on preferred shares had been exercised. A summary of the stock option activity for UGS Capital Corp. II preferred shares for the year ended December 31, 2006 is reflected below:

Weighted-
		Weighted-	Average
	UGS Capital Corp. II	Average	Remaining
	Preferred	Exercise	Contractual
Fixed Options	Shares	Price	Term
Outstanding at December 31, 2005	3,573	$100.00	8.4
Exercised	(3,573)	100.00	—

Outstanding at December 31, 2006	—	—	—

     There was no activity of UGS Capital Corp. Class L common stock under the Retention Incentive Plan for the year ended December 31, 2006. A summary of the UGS Capital Corp. Class L common stock options outstanding under the Retention Incentive Plan at December 31, 2006 is reflected below:

Weighted-
	UGS Capital	Weighted-	Average
	Corp. Class L	Average	Remaining
	Common	Exercise	Contractual
Fixed Options	Shares	Price	Term
Outstanding and exercisable at December 31, 2006	12,712	$81	7.40

Restricted Stock Awards
     Restricted stock awards of UGS Capital Corp. Class A common stock issued during 2004 were 178,624 shares. The weighted average grant date fair value of the restricted stock awards was $0.2 million. All restricted stock awards were vested at December 31, 2006.

Note 13: Employee Savings Plans
Employee Savings Plan During Successor Period
     The Company maintains the UGS 401(k) Savings Plan that allows certain employees to defer up to 40% of their pre-tax compensation, subject to statutory limitations. The Company makes matching contributions of 66 2/3% of the amount contributed by the employee up to a maximum of 6% of the employee’s deferral. The Company’s contributions for employee savings plans were $10.8 million for 2006, $10.2 million for 2005 and $5.8 million for the Successor period of May 27, 2004 through December 31, 2004.
     As part of the separation from EDS, the Company agreed to provide discretionary payments into the UGS 401(k) Savings Plan for those employees with unvested balances at May 26, 2004 in the EDS Plans and/or the EDS 401(k) Plan who would otherwise lose their entire balance. The payments began in the first quarter of 2005 with the remaining payments to be paid annually in the first quarter. The discretionary payments are based on the UGS 401(k) Savings Plan vesting schedule and subject to cancellation at any time. For 2006 and 2005, the Company paid $1.0 million in discretionary payments. No amounts were paid for the Successor period in 2004. At December 31, 2006, the Company had $0.9 million in accrued liabilities for payments.
Employee Savings Plans During Predecessor Periods
     During the Predecessor period of January 1, 2004 to May 26, 2004 and the year ended December 31, 2003, employees of UGS PLM Solutions Inc. participated in the in EDS 401(k) long-term savings program. The EDS 401(k) Plan allowed participants to contribute a percentage of their compensation and to defer income taxes until the time of distribution. Participants could invest their contributions in various publicly traded investment funds or EDS common stock. The EDS 401(k) Plan also provided for employer-matching contributions, in the form of EDS common stock, which participants could elect to transfer to another investment option within the EDS 401(k) Plan after two years from the date of contribution.
     The Company’s contributions for employee savings plans for the Predecessor periods were $1.2 million for the period of January 1, 2004 through May 26, 2004.
Note 14: Segment Information
     The Company aggregates its operations by geographic location for management reporting purposes. Reportable segments consist of the Americas, Europe and Asia Pacific. The Company’s business involves operations in principally one industry segment: providing PLM software and services to various industries. PLM software encompasses both collaborative product development management (“cPDM”) applications and CAx applications. CAx includes computer aided design, computer aided engineering and computer aided manufacturing applications. For the year ended December 31, 2006, approximately 55.1% of our total revenue was generated from CAx applications, while the remaining 44.9% was from cPDM.
     Management uses several metrics to measure the performance of each segment, including revenue and operating income. These results are used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to the reportable segments. Unallocated costs include research and development costs, amortization of capitalized software and intangible assets, and corporate general and administrative costs. Accounts receivable is the only significant asset managed at a segment level. All other assets are managed on a consolidated basis. Financial information for each reportable segment is as follows (in thousands):

	Americas	Europe	Asia Pacific	Total
Revenue:
Successor
Year Ended December 31, 2006
License	$135,317	$148,213	$95,653	$379,183
Maintenance	224,966	203,102	113,059	541,127
Services and other	147,442	120,766	30,229	298,437

Total revenue	507,725	472,081	238,941	1,218,747
Year Ended December 31, 2005
License	131,780	137,921	89,285	358,986
Maintenance	212,664	189,525	102,000	504,189
Services and other	153,126	112,100	26,220	291,446

Total revenue	497,570	439,546	217,505	1,154,621
Period of May 27, 2004 through December 31, 2004
License	69,802	90,560	53,004	213,366
Maintenance	96,812	90,982	49,816	237,610
Services and other	93,756	62,157	13,290	169,203

Total revenue	260,370	243,699	116,110	620,179

Predecessor
Period of January 1, 2004 through May 26, 2004
License	$36,766	$36,347	$27,667	$100,780
Maintenance	69,885	62,765	30,362	163,012
Services and other	55,229	31,811	6,971	94,011

Total revenue	161,880	130,923	65,000	357,803

	Americas	Europe	Asia Pacific	Total
Operating income:
Successor
Year Ended December 31, 2006	$234,850	$217,398	$139,588	$591,836

Year Ended December 31, 2005	228,238	192,946	122,382	543,566

Period of May 27, 2004 through December 31, 2004	104,595	112,401	67,235	284,231

Predecessor
Period of January 1, 2004 through May 26, 2004	$64,060	$50,884	$33,212	$148,156

	Americas	Europe	Asia Pacific	Total
Accounts receivable:
As of December 31, 2006	$102,262	$128,237	$52,664	$283,163
As of December 31, 2005	$86,726	$114,228	$50,809	$251,763
     A reconciliation of operating income for reportable segments to operating income (loss) is as follows (in thousands):

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
Total operating income for reportable segments	$591,836	$543,566	$284,231	$148,156
Research and development	(188,512)	(167,484)	(82,875)	(52,851)
In-process research and development	—	(4,100)	(50,819)	—
Restructuring	535	(1,774)	—	—
Amortization of capitalized and acquired software and other intangible assets	(187,358)	(157,504)	(78,589)	(26,040)
Corporate and unallocated costs	(142,880)	(129,219)	(73,109)	(36,769)

Operating income (loss)	$73,621	$83,485	$(1,161)	$32,496

     The following presents information about the Company’s operations in selected geographical regions that represent more than 10% of total revenue (in thousands):

	Successor			Predecessor
			Period of	Period of
	Year Ended	Year Ended	May 27, 2004	January 1, 2004
	December 31,	December 31,	through	through
	2006	2005	December 31, 2004	May 26, 2004
Total revenue:
United States	$470,961	$466,672	$244,835	$152,253
Germany	174,290	154,412	71,443	42,309
Japan	119,716	114,857	60,630	38,828
All Other	453,780	418,680	243,271	124,413

Total	$1,218,747	$1,154,621	$620,179	$357,803

     The following presents information about the Company’s net property, plant, and equipment in selected geographical regions (in thousands):

	December 31,	December 31,
	2006	2005
Net property, plant and equipment:
United States	$19,429	$23,647
Germany	1,161	1,163
Japan	1,066	1,096
All Other	10,645	10,739

Total	$32,301	$36,645

Note 15: Commitments and Contingencies
Legal Proceedings
     The Company is not a party to any litigation other than ordinary, routine litigation incidental to its business. In the opinion of management, the ultimate liability, if any, resulting from the aforementioned contingencies will not have a material adverse effect on the Company’s consolidated results of operations or financial position.
Leasing Arrangements
     Lease obligations under capital leases, non-cancelable operating leases for facilities, computer equipment and other leased assets, as well as sublease income on facilities, for each of the next five fiscal years and thereafter are as follows (in thousands):

	Capital	Operating	Sublease
	Leases	Leases	Income
2007	$30	$43,869	$1,514
2008	—	29,070	898
2009	—	19,507	787
2010	—	11,865	647
2011	—	6,313	238
Thereafter	—	7,852	—

Total	$30	$118,476	$4,084

     Total rent expense under cancelable and non-cancelable leases, principally facilities, computer equipment, software, and other leased assets was $44.5 million for 2006 and 2005, $22.9 million for the period of May 27, 2004 through December 31, 2004, and $15.7 million for the period of January 1, 2004 through May 26, 2004. Total sublease income on facilities was $2.9 million for 2006, $2.3 million for 2005, $1.3 million for the period of May 27, 2004 through December 31, 2004, and $1.1 million for the period of January 1, 2004 through May 26, 2004. The Company also had guarantees of $3.7 million related to performance guarantees on customer service contracts, letters of credit, and real estate guarantees as of December 31, 2006.
Guarantees
     The Company adopted the initial recognition and measurement provisions of FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” on January 1, 2003, which provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has adopted the disclosure provisions of FIN No. 45 in the preparation of these financial statements. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification and warranty provisions that are contained within many of its software license agreements, and these give rise only to the disclosure requirements prescribed by FIN No. 45. In addition, under previously existing accounting principles, the Company continues to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and will recognize any such losses under the guarantees and indemnifications when those losses are estimable. The Company incurred no significant losses related to such indemnifications or guarantees during the period presented in the accompanying Statements of Operations.
Other
     In October 2005, one of the Company’s customers filed a voluntary petition for business reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of the date of the petition, accounts receivable from this customer approximated $1.2 million, with virtually all relating to services and maintenance contracts. In the first quarter of 2006, the Company recorded $0.4 million of bad debt expense upon an assessment of the collectibility of the receivable. In addition, the Company sold the receivable and received the remaining $0.8 million outstanding.
     During the 90 days prior to the bankruptcy filing, the Company received payments from this customer aggregating approximately $2.7 million, with a total of $2.6 million relating to services and maintenance contracts. Since the payments were made within 90 days of the bankruptcy filing, it is possible that the trustee or debtor in possession in the bankruptcy may seek to avoid the payment as a preference. In the event such a claim was brought, the Company would contest such claim vigorously, and the Company believes it is probable that it would prevail. However, given the uncertainties inherent in bankruptcy proceedings, there can be no assurance that the ultimate outcome would be in the Company’s favor. The Company currently does not believe that it will suffer losses associated with these payments as a result of the filing of this bankruptcy petition, the financial statements have not been adjusted for any possible losses. The Company will assess its position on an ongoing basis as the bankruptcy proceeding progresses.
Note 16: Concentrations of Credit Risk
     Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers constituting the Company’s customer base and their dispersion across different industries and geographic areas. As of December 31, 2006 and 2005, no single customer accounted for more than 10% of total accounts receivable.
Note 17: Fair Value of Financial Instruments
     The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2006 and 2005 were as follows (in thousands):

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Liabilities:
Derivative financial instruments Cross currency interest rate swap	$15,950	$15,950	$6,270	$6,270
Forward contracts	3,333	3,333	—	—
Interest rate swap	915	915	—	—
Long-term debt — variable rate	592,000	592,000	654,300	654,300
Long-term debt — fixed rate	550,000	599,500	550,000	599,950
     The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability is to be settled in cash, approximated carrying values because of the short-term nature of these instruments. The derivative financials instruments are carried at fair value, which is based on the amount the Company would pay to terminate the agreements. The carrying value of the Company’s variable rate long-term debt approximates its fair value. The fair value of the Company’s fixed rate long-term debt is based on quoted market rates.
Note 18: Related Party Transactions
Parent Company Debt
     In June 2006, UGS Capital Corp. II issued $300.0 million senior PIK notes. Approximately $3.8 million of the proceeds from the issuance of the notes was used to make a capital contribution to UGS Holdings, Inc. UGS Holdings, Inc. used the capital contribution to make compensatory payments to certain managers of the Company., which were recorded as compensation expense in the statement of operations. The contribution from UGS Holdings, Inc. is reflected as a financing inflow in the statement of cash flows.
     In December 2006, UGS Capital Corp. II also made a capital contribution of $0.8 million to UGS Holdings Inc., which was contributed by UGS Holdings Inc. to the Company. The contribution is reflected as a financing inflow in the statement of cash flows and is related to excess cash that is no longer needed for the payment of debt costs from the issuance of the floating rate senior PIK notes.
Management Agreement
     In connection with the acquisition of UGS PLM Solutions Inc., the Company entered into a management agreement with its parent companies and their owners in which the Company pays an annual aggregate management fee of $3.0 million for certain management and advisory services. The Company paid $3.0 million in fees in 2006 and 2005 and $1.8 million for the period of May 27, 2004 through December 31, 2004, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
Note 19: Transactions with Prior Parent
Credit Agreements
     In order to allow EDS to manage efficiently the cash and cash needs of its subsidiaries, the Company and EDS (and certain subsidiaries) were parties to an intercompany borrowing arrangement (the “Intercompany Credit Agreement”), pursuant to which the Company was required to borrow from EDS, and EDS was required to lend to the Company, any amount required by the Company to fund its daily cash requirements. Also, under the Intercompany Credit Agreement, the Company was required to lend to EDS all excess cash of the Company. The interest rate to be charged to the Company was the sum of the one-month LIBOR plus 0.5%. The interest rate to be received from EDS was the one-month LIBID minus 0.5%. On any business day that the Company had excess cash available, it was to use that cash to repay any outstanding loans it had under the Intercompany Credit Agreement or make an advance to EDS if no loans were outstanding. The Intercompany Credit Agreement was terminated upon separation from EDS.

Other Agreements
     The Company and EDS are also parties to various real property subleases pursuant to which the Company subleases from EDS and EDS subleases from the Company. The terms of these sublease agreements incorporate the financial and other material terms of the lease agreements for the subject properties and charges to the subtenant are based on the actual rates incurred.
Dividend
     For the period of January 1, 2004 through May 26, 2004, the Company declared and paid a $250.0 million dividend to EDS. The transaction resulted in a reduction to the intercompany receivable with EDS and corresponding reduction to stockholder’s equity.
Note 20: Financial Statements of Guarantors
     The Company’s senior unsecured subordinated notes and the obligations under the Company’s senior secured credit facility are guaranteed by certain wholly owned subsidiaries. The guarantees are full, unconditional and joint and several. The following unaudited condensed consolidating schedules of operations, balance sheets and cash flows are presented for the parent company (UGS Corp.), the guarantor subsidiaries, the non-guarantor subsidiaries and the total consolidated UGS Corp.

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS
(in thousands)

	Year ended December 31, 2006
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
Revenue
License	$108,382	$1,868	$268,933	$—		$379,183
Maintenance	198,594	681	341,852	—		541,127
Services and other	134,880	240,155	163,257	(239,855	) (a)	298,437

Total revenue	441,856	242,704	774,042	(239,855)		1,218,747

Cost of revenue
License	4,392	357	11,146	—		15,895
Maintenance	21,403	156	41,781	—		63,340
Services and other	100,556	—	371,915	(239,855	) (a)	232,616
Amortization of capitalized software and acquired intangible assets	74,527	56,040	23,438			154,005

Total cost of revenue	200,878	56,553	448,280	(239,855)		465,856

Gross profit	240,978	186,151	325,762			752,891

Operating expenses
Selling, general and administrative	213,986	4,490	239,464	—		457,940
Research and development	188,512	—		—		188,512
Restructuring	—	—	(535)	—		(535)
Amortization of other intangible assets	9,713	—	23,640	—		33,353

Total operating expenses	412,211	4,490	262,569			679,270

Operating income (loss)	(171,233)	181,661	63,193	—		73,621
Interest expense and amortization of deferred financing fees	(112,256)	48,806	(44,457)	—		(107,907)
Other income (expense), net	(4,749)	22,087	123	—		17,461

(Loss) income before taxes	(288,238)	252,554	18,859	—		(16,825)
(Benefit) provision for income taxes	(102,709)	88,394	6,601	—		(7,714)

Net (loss) income	$(185,529)	$164,160	$12,258	$—		$(9,111)

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS
(in thousands)

	Year ended December 31, 2005
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
	As Restated
Revenue
License	$110,760	$3,230	$244,996	$—		$358,986
Maintenance	190,600	369	313,220	—		504,189
Services and other	143,396	208,083	147,784	(207,817	) (a)	291,446

Total revenue	444,756	211,682	706,000	(207,817)		1,154,621

Cost of revenue
License	8,300	1,003	11,910	—		21,213
Maintenance	19,723	149	36,539	—		56,411
Services and other	109,257	26	340,311	(207,817	) (a)	241,777
Amortization of capitalized software and acquired intangible assets	48,850	56,040	18,467	—		123,357

Total cost of revenue	186,130	57,218	407,227	(207,817)		442,758

Gross profit	258,626	154,464	298,773	—		711,863

Operating expenses
Selling, general and administrative	197,071	2,959	220,843	—		420,873
Research and development	167,484	—	—	—		167,484
In-process research and development	—	—	4,100	—		4,100
Restructuring	—	—	1,774	—		1,774
Amortization of other intangible assets	10,490	—	23,657	—		34,147

Total operating expenses	375,045	2,959	250,374	—		628,378

Operating income (loss)	(116,419)	151,505	48,399	—		83,485
Interest expense and amortization of deferred financing fees	(97,609)	54,768	(54,896)	—		(97,737)
Other income (expense), net	(4,571)	(14,961)	1,861	—		(17,671)

(Loss) income before taxes	(218,599)	191,312	(4,636)	—		(31,923)
(Benefit) provision for income taxes	(75,194)	66,959	(13,664)	—		(21,899)

Net (loss) income	$(143,405)	$124,353	$(9,028)	$—		$(10,024)

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

(b)	Elimination of intercompany balances.

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS
(in thousands)

	Period of May 27, 2004 through December 31, 2004
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
			As Restated
Revenue
License	$63,801	$2,009	$147,556	$—		$213,366
Maintenance	88,900	561	148,149	—		237,610
Services and other	92,105	133,306	76,778	(132,986	) (a)	169,203

Total revenue	244,806	135,876	372,483	(132,986)		620,179

Cost of revenue
License	3,635	161	9,972	—		13,768
Maintenance	13,115	65	19,662	—		32,842
Services and other	72,130	60	196,961	(132,986	) (a)	136,165
Amortization of capitalized software and acquired intangible assets	23,737	33,468	3,019	—		60,224

Total cost of revenue	112,617	33,754	229,614	(132,986)		242,999

Gross profit	132,189	102,122	142,869	—		377,180

Operating expenses
Selling, general and administrative	122,171	4,166	99,945	—		226,282
Research and development	60,696	22,179	—	—		82,875
In-process research and development	50,200	—	619	—		50,819
Amortization of other intangible assets	6,594	—	11,771	—		18,365

Total operating expenses	239,661	26,345	112,335	—		378,341

Operating income (loss)	(107,472)	75,777	30,534	—		(1,161)
Interest expense and amortization of deferred financing fees	(49,121)	28,802	(34,995)	—		(55,314)
Other income (expense), net	12,377	10,871	(2,102)	—		21,146

(Loss) income before taxes	(144,216)	115,450	(6,563)	—		(35,329)
(Benefit) provision for income taxes	(32,304)	40,408	9,745	—		17,849

Net (loss) income	$(111,912)	$75,042	$(16,308)	$—		$(53,178)

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS
(in thousands)

	Period of January 1, 2004 through May 26, 2004
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
Revenue
License	$33,411	$1,609	$65,760	$—		$100,780
Maintenance	63,974	204	98,834	—		163,012
Services and other	53,866	73,969	40,095	(73,919	) (a)	94,011

Total revenue	151,251	75,782	204,689	(73,919)		357,803

Cost of revenue
License	3,937	275	2,951	—		7,163
Maintenance	7,709	51	13,417	—		21,177
Services and other	43,487	(1)	111,692	(73,919	) (a)	81,259
Amortization of capitalized software and acquired intangible assets	23,540	—	—	—		23,540

Total cost of revenue	78,673	325	128,060	(73,919)		133,139

Gross profit	72,578	75,457	76,629	—		224,664

Operating expenses
Selling, general and administrative	78,282	439	58,096	—		136,817
Research and development	48,685	3,084	1,082	—		52,851
Amortization of other intangible assets	2,500	—	0	—		2,500

Total operating expenses	129,467	3,523	59,178	—		192,168

Operating income (loss)	(56,889)	71,934	17,451	—		32,496
Interest expense and amortization of deferred financing fees	(2,070)	—	49	—		(2,021)
Other income (expense), net	395	2,042	(427)	—		2,010

(Loss) income before taxes	(58,564)	73,976	17,073	—		32,485
(Benefit) provision for income taxes	(21,775)	25,891	5,976	—		10,092

Net (loss) income	$(36,789)	$48,085	$11,097	$—		$22,393

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING BALANCE SHEET
(in thousands)

	December 31, 2006
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
Assets:
Current assets
Cash and cash equivalents	$(3,153)	$230	$64,432	$—		$61,509
Accounts receivable, net	88,196	428	194,539	—		283,163
Prepaids and other	12,326	—	28,414	—		40,740
Deferred income taxes	11,229	—	—	—		11,229

Total current assets	108,598	658	287,385	—		396,641

Property and equipment, net	19,158	—	13,143	—		32,301
Goodwill	325,317	542,785	584,572	—		1,452,674
Capitalized and acquired software, net	207,432	134,651	52,047	—		394,130
Customer accounts, net	67,661	—	109,456	—		177,117
Other intangible assets, net	39,499	—	74,616	—		114,115
Intercompany balances	—	679,939	—	(679,939	) (b)	—
Other assets	807,327	—	15,414	(788,253	) (a)	34,488

Total assets	$1,574,992	$1,358,033	$1,136,633	$(1,468,192)		$2,601,466

Liabilities and Stockholder’s Equity:
Current liabilities
Accounts payable and accrued liabilities	$59,388	$3,031	$105,481	$—		$167,900
Deferred revenue	68,973	119	85,129	—		154,221
Income taxes payable	—	—	6,384	—		6,384
Intercompany balances	449,814	—	230,125	(679,939	) (b)	—
Current portion of long-term debt	2,000	—	—	—		2,000

Total current liabilities	580,175	3,150	427,119	(679,939)		330,505

Other long-term liabilities	915	19,283	51,734	—		71,932
Deferred income taxes	7,837	47,129	41,667	—		96,633
Long-term debt	1,142,000	—	13,220	—		1,155,220
Total stockholder’s equity	(155,935)	1,288,471	602,893	(788,253	) (a)	947,176

Total liabilities and stockholder’s equity	$1,574,992	$1,358,033	$1,136,633	$(1,468,192)		$2,601,466

(a)	— Elimination of investment in guarantor subsidiary.

(b)	— Elimination of intercompany balances.

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING BALANCE SHEET
(in thousands)

	December 31, 2005
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated
	As Restated
Assets:
Current assets
Cash and cash equivalents	$(4,266)	$962	$64,836	$—		$61,532
Accounts receivable, net	73,305	1,654	176,804	—		251,763
Prepaids and other	10,111	—	12,278	—		22,389
Deferred income taxes	26,471	—	—	—		26,471

Total current assets	105,621	2,616	253,918	—		362,155

Property and equipment, net	22,721	—	13,924	—		36,645
Goodwill	319,481	542,785	526,536	—		1,388,802
Capitalized and acquired software, net	206,926	190,691	67,377	—		464,994
Customer accounts, net	76,801	—	126,263	—		203,064
Other intangible assets, net	46,327	—	88,938	—		135,265
Intercompany balances	—	614,587	—	(614,587	) (b)	—
Other assets	812,857	—	15,019	(788,253	) (a)	39,623

Total assets	$1,590,734	$1,350,679	$1,091,975	$(1,402,840)		$2,630,548

Liabilities and Stockholder’s Equity:
Current liabilities
Accounts payable and accrued liabilities	$56,304	$1,566	$101,664	$—		$159,534
Deferred revenue	59,210	699	73,118	—		133,027
Income taxes payable	—	—	11,895	—		11,895
Intercompany balances	248,246	—	366,341	(614,587	) (b)	—

Total current liabilities	363,760	2,265	553,018	(614,587)		304,456

Other long-term liabilities	—	6,270	42,683	—		48,953
Deferred income taxes	5,019	66,743	71,008	—		142,770
Long-term debt	1,204,300	—	7,746	—		1,212,046

Total stockholder’s equity	17,655	1,275,401	417,520	(788,253	) (a)	922,323

Total liabilities and stockholder’s equity	$1,590,734	$1,350,679	$1,091,975	$(1,402,840)		$2,630,548

(a)	— Elimination of investment in guarantor subsidiary.

(b)	— Elimination of intercompany balances.

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS
(in thousands)

	Year ended December 31, 2006
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated
Cash flow from operating activities
Net (loss) income	$(185,529)	$164,160	$12,258	$(9,111)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Expense (benefit) for deferred income taxes	15,667	(19,614)	(16,477)	(20,424)
Depreciation and amortization	96,987	56,040	54,898	207,925
Amortization of deferred financing fees	5,530	—	—	5,530
Stock-based compensation	637	—	52	689
Unrealized gain on revaluation of foreign denominated assets and liabilities	—	—	(36,027)	(36,027)
Unrealized loss on foreign currency revaluation of derivative instruments	—	12,017	—	12,017
Other	1,292	(51)	2,303	3,544
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(16,176)	1,277	(7,995)	(22,894)
Prepaids and other	(2,215)	—	(14,995)	(17,210)
Accounts payable and accrued liabilities	959	1,465	6,493	8,917
Deferred revenue	9,655	(652)	2,966	11,969
Income taxes payable	—	—	(13,964)	(13,964)
Other long-term liabilities	—	(124)	5,158	5,034

Total adjustments	112,336	50,358	(17,588)	145,106

Net cash (used in) provided by operating activities	(73,193)	214,518	(5,330)	135,995

Cash flows from investing activities
Acquired software	(4,000)	—	—	(4,000)
Cash (paid to) received from prior parent for acquisition related tax matters	(2,628)	—	—	(2,628)
Payments for purchases of property and equipment	(7,511)	—	(5,989)	(13,500)
Capitalized software costs	(64,974)	—	(649)	(65,623)
Other	(1,485)	—	(485)	(1,970)

Net cash used in investing activities	(80,598)	—	(7,123)	(87,721)

Cash flows from financing activities
Intercompany borrowings (payments)	201,568	(215,250)	13,682	—
Proceeds from revolving credit line	171,300	—	—	171,300
Payments on revolving credit line	(169,300)	—	—	(169,300)
Proceeds from notes payable	—	—	6,850	6,850
Payments on notes payable	—	—	(345)	(345)
Payments on bank notes and bonds	(62,300)	—	—	(62,300)
Intercompany dividends	8,320	—	(8,320)	—
Capital contributed by parent (stock options exercised)	667	—	—	667
Capital contributed by parent (compensatory payment)	3,819	—	—	3,819
Capital contributed by parent (other)	830	—	—	830

Net cash provided by (used in) financing activities	154,904	(215,250)	11,867	(48,479)

Effect of exchange rates on cash and cash equivalents	—	—	182	182

Net increases (decrease) in cash and cash equivalents	1,113	(732)	(404)	(23)
Cash and cash equivalents at beginning of period	(4,266)	962	64,836	61,532

Cash and cash equivalents at end of period	$(3,153)	$230	$64,432	$61,509

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS
(in thousands)

	Year ended December 31, 2005
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated
			As Restated
Cash flow from operating activities
Net (loss) income	$(143,405)	$124,353	$9,028	$(10,024)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Benefit for deferred income taxes	(7,039)	(19,614)	(26,785)	(53,438)
Depreciation and amortization	70,656	56,041	48,948	175,645
Amortization of deferred financing fees	5,621	—	—	5,621
In-process research and development	—	—	4,100	4,100
Stock-based compensation	545	—	—	545
Unrealized gain on revaluation of foreign denominated assets and liabilities	—	—	27,307	27,307
Unrealized loss on foreign currency revaluation of derivative instruments	—	(18,749)	—	(18,749)
Other	45	(159)	2,048	1,934
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	1,262	485	(14,793)	(13,046)
Prepaids and other	(1,976)	220	808	(948)
Accounts payable and accrued liabilities	(10,034)	1,241	(3,469)	(12,262)
Deferred revenue	6,765	(543)	17,990	24,212
Income taxes payable	—	—	4,114	4,114
Other long-term liabilities	—	—	2,060	2,060

Total adjustments	65,845	18,922	62,328	147,095

Net cash (used in) provided by operating activities	(77,560)	143,275	71,356	137,071

Cash flows from investing activities
Acquisitions, net of cash acquired	—	—	(218,437)	(218,437)
Cash received from prior parent for acquisition related tax matters	18,171	—	—	18,171
Payments for purchases of property and equipment	(9,245)	—	(5,584)	(14,829)
Capitalized software costs	(67,318)	—	(2,457)	(69,775)
Proceeds from sale of marketable securities	—	—	23,194	23,194
Other	(3,060)	280	1,018	(1,762)

Net cash (used in) provided by investing activities	(61,452)	280	(202,266)	(263,438)

Cash flows from financing activities
Intercompany borrowings (payments)	(12,473)	(142,844)	155,317	—
Proceeds from revolving credit line	175,051	—	—	175,051
Payments on revolving credit line	(181,051)	—	—	(181,051)
Proceeds from notes payable	—	—	10,297	10,297
Payments on notes payable	—	—	(2,773)	(2,773)
Proceeds from bank notes and bonds, net	225,201	—	149	225,350
Payments on bank notes and bonds	(70,700)	—	(23,329)	(94,029)
Capital contributed by parent (stock option exercised)	669	—	—	669

Net cash provided by (used in) financing activities	136,697	(142,844)	139,661	133,514

Effect of exchange rates on cash and cash equivalents	—	—	(4,015)	(4,015)

Net increases (decrease) in cash and cash equivalents	(2,315)	711	4,736	3,132
Cash and cash equivalents at beginning of period	(1,951)	251	60,100	58,400

Cash and cash equivalents at end of period	$(4,266)	$962	$64,836	$61,532

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS
(in thousands)

	Period of May 27, 2004 through December 31, 2004
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated
			As Restated
Cash flow from operating activities
Net (loss) income	$(111,912)	$75,042	$(16,308)	$(53,178)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
(Benefit) expense for deferred income taxes	(1,713)	(11,713)	6,865	(6,561)
Depreciation and amortization	36,879	33,468	18,009	88,356
Amortization of deferred financing fees	3,000	—	—	3,000
In-process research and development	50,200	—	619	50,819
Unrealized gain on revaluation of foreign denominated assets and liabilities	—	—	(28,662)	(28,662)
Unrealized loss on foreign currency revaluation of derivative instruments	—	15,175	—	15,175
Other	855	(471)	(827)	(443)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(6,926)	(146)	729	(6,343)
Prepaids and other	(6,833)	10	(2,182)	(9,005)
Accounts payable and accrued liabilities	19,148	4,171	(633)	22,686
Deferred revenue	12,582	160	7,692	20,434
Income taxes payable	—	—	4,521	4,521
Other long-term liabilities	—	—	3,890	3,890

Total adjustments	107,192	40,654	10,021	157,867

Net cash (used in) provided by operating activities	(4,720)	115,696	(6,287)	104,689

Cash flows from investing activities
Acquisitions, net of cash acquired	(2,041,215)	—	(16,336)	(2,057,551)
Payments for purchases of property and equipment	(5,678)	—	(2,916)	(8,594)
Capitalized software costs	(35,314)	—	—	(35,314)
Other	(1,280)	—	1,002	(278)

Net cash (used in) provided by investing activities	(2,083,487)	—	(18,250)	(2,101,737)

Cash flows from financing activities
Intercompany borrowings (payments)	63,936	(115,445)	51,509	—
Proceeds from revolving credit line	72,950	—	—	72,950
Payments on revolving credit line	(66,950)	—	—	(66,950)
Proceeds from notes payable	—	—	1,025	1,025
Proceeds from bank notes and bonds, net	1,013,302	—	—	1,013,302
Payments on bank notes and bonds	(2,500)	—	—	(2,500)
Investment by parent companies	1,001,502	—	—	1,001,502
Capital contributed by parent (compensatory payment)	3,275	—	—	3,275

Net cash provided by (used in) financing activities	2,085,515	(115,445)	52,534	2,022,604

Effect of exchange rates on cash and cash equivalents	—	—	4,382	4,382

Net increases (decrease) in cash and cash equivalents	(2,692)	251	32,379	29,938
Cash and cash equivalents at beginning of period	741	—	27,721	28,462

Cash and cash equivalents at end of period	$(1,951)	$251	$60,100	$58,400

SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS
(in thousands)

	Period of January 1, 2004 through May 26, 2004
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated
Cash flow from operating activities
Net (loss) income	$(36,789)	$48,085	$11,097	$22,393
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Benefit for deferred income taxes	(47,410)	—	—	(47,410)
Depreciation and amortization	30,921	—	2,550	33,471
Unrealized gain on revaluation of foreign denominated assets and liabilities	—	—	2,362	2,362
Other	376	570	1,331	2,277
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	21,080	1,162	(9,180)	13,062
Prepaids and other	(2,635)	37	7,646	5,048
Accounts payable and accrued liabilities	(12,260)	(425)	4,366	(8,319)
Deferred revenue	6,864	(712)	26,327	32,479
Income taxes payable	—	—	20,829	20,829
Other long-term liabilities	—	—	1,777	1,777

Total adjustments	(3,064)	632	58,008	55,576

Net cash (used in) provided by operating activities	(39,853)	48,717	69,105	77,969

Cash flows from investing activities
Payments for purchases of property and equipment	(2,997)	—	(1,345)	(4,342)
Capitalized software costs	(24,753)	—	—	(24,753)
Other	(922)	—	1,378	456

Net cash (used in) provided by investing activities	(28,672)	—	33	(28,639)

Cash flows from financing activities
Borrowings (payments) under intercompany credit agreement, net	74,764	(49,371)	(86,379)	(60,986)

Net cash provided by (used in) financing activities	74,764	(49,371)	(86,379)	(60,986)

Effect of exchange rates on cash and cash equivalents	—	—	(196)	(196)

Net increases (decrease) in cash and cash equivalents	6,239	(654)	(17,437)	(11,852)
Cash and cash equivalents at beginning of period	(5,498)	654	45,158	40,314

Cash and cash equivalents at end of period	$741	$—	$27,721	$28,462

Note 21: Subsequent Event
     On January 24, 2007, Siemens AG announced an agreement to acquire the Company. The aggregate consideration, including the assumption of debt, amounts to approximately $3.5 billion (approximately €2.7 billion). The acquisition is expected to close in the second quarter of 2007, pending regulatory approvals.

CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
     Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that these disclosure controls and procedures were effective.
Management’s Report on Internal Control over Financial Reporting
     It is management’s responsibility to establish and maintain adequate internal control over financial reporting for the Company. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an assessment of the effectiveness of its internal control over financial reporting based on the framework set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of the company’s financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
     Based on the Company’s evaluation under the COSO framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Changes in Internal Control over Financial Reporting
     There were no changes made during the quarter ended December 31, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
UGS Corp.:
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that UGS Corp. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). UGS Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that UGS Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, UGS Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of UGS Corp. and subsidiaries (Successor) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for the years then ended and for the period from May 27, 2004 through December 31, 2004; and the consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows of UGS PLM Solutions Inc. and subsidiaries (Predecessor) from January 1, 2004 through May 26, 2004. Our report dated March 16, 2007 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
March 16, 2007
St. Louis, Missouri